Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THUMZUP MEDIA CORPORATION,

TZUP MERGER SUB, INC.,

AND

DOGEHASH TECHNOLOGIES, INC.

dated as of

August 18, 2025

TABLE OF CONTENTS TO BE ADDED

EXHIBITS

Exhibit A	–	Form of Article of Merger
Exhibit B	–	Form of TZUP Amended and Restated Articles of Incorporation

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 18, 2025, by and among Thumzup Media Corporation, a Nevada corporation (“TZUP”), TZUP Merger Sub., Inc., a Nevada corporation and direct, wholly owned subsidiary of TZUP (“Merger Sub”) and Dogehash Technologies, Inc., a Nevada corporation ( “Doge”). TZUP, the Merger Sub and Doge are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized words and terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and other applicable Laws, the Parties intend to enter into a business combination transaction in which the Merger Sub will merge with and into Doge (the “Merger”), with Doge being the surviving corporation of the Merger (Doge, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment of the Merger), each of the Parties intends that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Income Tax Treatment”);

WHEREAS, prior to the consummation of the Merger, pursuant to that certain asset purchase agreement dated as of July 23, 2025 (the “Asset Purchase Agreement”), by and among Doge, USDE Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of Doge (“Acquisition”) and US Data and Energy LLC, a Nevada limited liability company (collectively, “USDE”), Acquisition acquired all of the assets and business of USDE, including, without limitation, computers and related equipment located at colocation facilities, warehoused, on order or in transit, for digital asset mining activities, principally Dogecoin.

WHEREAS, upon closing of the Asset Purchase Agreement the capitalization of Doge consists of 30,700,000 issued and outstanding shares of common par value $0.0001 per share, of Doge (after giving effect to the cancellation of Doge secured debt) which, at closing of the Merger, shall be exchanged for TZUP Common Stock, including for any Doge holder who, as a result of such issuance would beneficially own in excess of 4.99%, a newly authorized series of TZUP preferred stock convertible into TZUP Common Stock (the “Merger Preferred”), in the aggregate amount, including conversion of any Merger Preferred, equal to 30,700,000 shares of TZUP Common Stock.

WHEREAS, the board of directors of Doge has unanimously (i) determined that it is in the best interests of Doge and the stockholders of Doge, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted and approved by the stockholders of Doge (the “Doge Board Recommendation”);

WHEREAS, the TZUP Special Committee and the TZUP Board have each (i) determined that it is in the best interests of TZUP and the TZUP Stockholders, and declared it advisable, to put forth this Agreement providing for the Merger and the issuances of Merger Preferred and TZUP Common Stock and change of control in accordance with Listing Rule 5635 of Nasdaq and increase the shares eligible for issuance under the TZUP Equity Incentive Plan to 7 million shares and to submit such matters for approval of the TZUP Stockholders and (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement (the “TZUP Board Action”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized words and terms have the following meanings:

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Doge or any of its Affiliates, on the one hand, or TZUP or any of its Affiliates, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Doge or any of its Affiliates, on the one hand, or by or on behalf of TZUP or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a)	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

2

“Action” means any claim, action, investigation, suit, litigation, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Additional Financial Statements” has the meaning specified in Section 9.02(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreements” has the meaning specified in Section 5.11(b)(ii).

“Aggregate Fully Diluted Doge Common Stock” means, without duplication, (a) the aggregate number of Equity Securities of Doge that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the conversion of any Doge Common Stock Equivalents and (ii) issuable upon, or subject to, the settlement of Doge Common Stock Equivalents (whether or not then vested or exercisable)if any, and (iii) shares of Doge common stock issuable to USDE as part of the Asset Sale, and any other Equity Securities, in each case, that are outstanding immediately prior to the Effective Time.

“Agreement” has the meaning specified in the Preamble hereto.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); and (b) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Articles of Incorporation” means the Articles of Incorporation of TZUP, filed with the Secretary of State of the State of Nevada on October 27, 2020, as amended by a Certificate of Amendment to the Articles of Incorporation, dated as of November 4, 2022, and as may have been or be amended and restated from time to time through the date hereof.

“Articles of Merger” has the meaning specified in Section 2.02.

“Asset Purchase Agreement” has the meaning specified in the recitals hereto.

“Basket Amount” has the meaning specified in Section 12.03(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

3

“Certificate of Designations” means a certificate of designation of rights, powers, preferences, privileges and restrictions for the Merger Preferred in form and substance satisfactory to the Parties to be filed by TZUP with the Secretary of State of the State of Nevada prior to the Closing of the Merger,

“Change in Recommendation” has the meaning specified in Section 9.02(a)(v).

“Claim” has the meaning specified in Section 12.02(d)(i).

“Closing Date” has the meaning specified in Section 4.01.

“Closing” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, license, franchise, note, bond, mortgage, indenture, guarantee, lease, grant (public or private), obligation, undertaking or other commitment or arrangement (whether oral or written) that is legally binding upon a Person or any of his, her or its properties or assets, and any amendments thereto.

“Conversion” has the meaning specified in the Recitals hereto.

“Data Protection Requirements” has the meaning specified in Section 5.19.

“Disclosure Letter” means, as applicable, the Doge Disclosure Letter or the TZUP Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.07.

“Doge Benefit Plan” has the meaning specified in Section 5.12.

“Doge Board Recommendation” has the meaning specified in the Recitals hereto.

“Doge Common Stock Equivalents” means any securities of Doge or its subsidiaries which would entitle the holder thereof to acquire at any time Doge Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Doge Common Stock.

“Doge Common Stock” means the shares of common stock, $0.0001 par value per share, of Doge.

“Doge Cure Period” has the meaning specified in Section 11.01(b).

“Doge Disclosure Letter” has the meaning specified in the introduction to Article V.

“Doge Employees” has the meaning specified in Section 5.12(a).

“Doge Financial Statement” has the meaning specified in Section 5.08(a).

4

“Doge IT Systems” means any and all IT Systems that are owned by, licensed or leased to, or otherwise under the control of Doge.

“Doge Organizational Documents” means Doge’s Articles of Incorporation, dated as of April 11, 2025 and Doge’s bylaws dated as of April 11, 2025, in each case as amended, restated, modified or supplemented from time to time.

“Doge Software” has the meaning specified in Section 5.19(f).

“Doge Stock” means Doge Common Stock and Doge Common Stock Equivalents.

“Doge Stockholder Approval” means the approval of this Agreement and the Transactions, including the Merger, and the transactions contemplated thereby and the making of any filings, notices or information statements in connection with the foregoing, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Doge Common Stock and outstanding, in each case in accordance with the terms and subject to the conditions of Doge’s Governing Documents and applicable Law.

“Doge Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Doge Termination Fee” has the meaning specified in Section 11.03(b).

“Doge Transaction Expenses” means the aggregate amount of (a) all accrued and unpaid fees, costs and expenses incurred by or on behalf of Doge or its Subsidiaries prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (b) any Transaction Bonuses.

“Doge” has the meaning specified in the Preamble hereto.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Laws” means any applicable Laws relating to pollution, protection of the environment, any Hazardous Material or health and safety (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person and without duplication, any share, share capital, capital stock, equity interest, partnership, membership, joint venture, ownership or similar interest in any Person (including any stock appreciation, phantom stock, debenture, profit participation, profit interest or similar interest or right in, such Person, whether voting or non-voting) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

5

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Doge or any Subsidiary or (ii) which together with Doge or any Subsidiary is treated as a single employer under Section 414 of the Code.

“ERISA” has the meaning specified in Section 5.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” has the meaning specified in Section 3.02(b)(i).

“Financial Statements” has the meaning specified in Section 5.08(a).

“Fraud” means actual and intentional fraud under Nevada common law with a specific intent to deceive brought against a Party hereto based on a representation or warranty of such Party contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (iii) such Party had the specific intent to deceive another Party hereto, and (iv) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which governs its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any United States, Canada or other foreign or international (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

6

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means (i) any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” under applicable Environmental Laws, (ii) petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, radioactive material or radon, medical wastes, biological products or pesticides, or (iii) any other substances that are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“Inception” means April 11, 2025, the date that Doge was incorporated.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, any obligations (whether or not contingent) consisting of (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for borrowed money of such Person, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (ii) payment obligations evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the payment obligations secured thereby have been assumed, (v) obligations under capitalized leases, (vi) all payment obligations of the type referred to in clauses (i) ̶ (vi) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally, and (vii) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person, or with respect to Doge, an obligation between Doge and any, or between any and a Subsidiary of such.

“Indemnified Losses” has the meaning specified in Section 12.02(a).

“Indemnified Party” and “Indemnifying Party” have the meaning specified in Section 12.02(c).

7

“Intellectual Property” means all worldwide rights, title and interests in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), provisional patent applications and similar filings, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, and industrial designs, together with all patents, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets and confidential information, and other proprietary information, including but not limited to know-how, unpatented inventions, technology, processes, procedures, customer lists, business plans, database rights, and algorithms, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, whether such trade secrets are defined as such by applicable Law or under the common law (collectively, “Trade Secrets”), (d) trademarks, trade names, logos, service marks, brand names, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or indicia of origin together with the goodwill of the business symbolized by or associated with any of the foregoing (e) Software, (f) technical data, and databases, compilations and collections of technical data, and (g) any registrations or applications for registration for any of the foregoing, including any provisional, substitutions, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions and any foreign equivalents of the foregoing (as applicable).

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means Software, information technology and computer systems, servers, networks, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“JOBS Act” has the meaning specified in Section 8.06.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including, without limitation, those that provide for the review and enforcement of security and defense matters by any Governmental Authority.

“Leakage” means the aggregate amount of all distributions or payments of cash or other property made by Doge or its Subsidiaries during the Interim Period pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage: (a) the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of Equity Securities or other securities of or ownership interests in Doge or its Subsidiaries, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees to any holder of Doge Stock, any other equityholder of Doge or its Subsidiaries or any of their respective Affiliates or on their respective behalves; (c) the amount of any payment or other liability waived or discharged (including by way of conversion into equity) by Doge or its Subsidiaries or of any amount that was owed to it by any holder of Doge Stock or any other equityholder of Doge or its Subsidiaries, any or any of their respective Affiliates; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by Doge or its Subsidiaries to any holder of Doge Stock or any other equityholder of Doge or its Subsidiaries, any or any of their respective Affiliates other than payment of interest on Indebtedness existing as of the date of this Agreement or payments of principal, interest and other sums due under purchase money Indebtedness and capital leases, in each case, existing as of the date of this Agreement; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any holder of Doge Stock or any other equityholder of Doge or its Subsidiaries, any or any of their respective Affiliates; (f) any indemnity or other contingent liability or obligation granted or assumed by Doge or its Subsidiaries in favor of any holder of Doge Stock or any other equityholder of Doge or its Subsidiaries or any or any of their respective Affiliates; (g) the creation of any Lien over any asset of Doge or its Subsidiaries in favor of any holder of Doge Stock or any other equityholder of Doge or its Subsidiaries, any or any of their respective Affiliates; and (h) the payment or incurrence of any Tax, fee, interest or cost by Doge or its Subsidiaries as a result of any of the matters set out in (a) through (g) above.

8

“Leased Real Property” has the meaning specified in Section 5.18(b).

“Leases” has the meaning specified in Section 5.18(b).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(b).

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, encumbrance, easement, right of way, license, option, right of first refusal, right of first offer, security interest or other lien of any kind.

“Material Adverse Effect” means any effect, occurrence, development, fact, condition or change (“Effect”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, or prospects of Doge or its Subsidiaries, taken as a whole or (b) prevents Doge from consummating the Merger; provided, however, that in the case of (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, payors, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which Doge or its Subsidiaries taken as whole, operate or the economy taken as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of TZUP or at the request of the TZUP or Merger Sub, (vi) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Doge, any of its Subsidiaries operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of Doge or its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (ix) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, or (x) any changes in SEC guidance related to the accounting of warrants, or Doge’s, any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (x), such Effect may be taken into account to the extent (but only to the extent) that such Effect has had, or would reasonably be expected to have, a disproportionate and adverse impact on Doge or its Subsidiaries, taken as a whole, as compared to other industry participants.

9

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Payors” has the meaning specified in Section 5.11(a)(ii).

“Material Suppliers” has the meaning specified in Section 5.24(a).

“Merger Consideration” means 30,700,000 shares consisting of TZUP Restricted Common Stock, or a new Class of Preferred Stock with 4.99% and 9.99% blockers at the time of closing of the Merger.

“Merger Preferred” has the meaning specified in the Preamble hereto

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Minimum Share Consideration” means the number of shares (rounded up to the nearest whole share) of TZUP Common Stock (or Merger Preferred) that represents the minimum number of shares of TZUP Common Stock that is required to ensure that the Merger qualifies for the Intended Income Tax Treatment (with such number of shares to be reasonably determined by tax advisors to Doge in their reasonable discretion). Doge will provide written notice to TZUP no later than the third Business Day prior to the Closing Date if it elects to apply the Minimum Share Consideration as used in this Agreement, which written notice shall include Doge’s calculation of the number of shares of TZUP Common Stock described herein.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“NRS” has the meaning specified in the recitals hereto.

“Offer Documents” has the meaning specified in Section 9.02(a).

“Owned Intellectual Property” means all Intellectual Property that is owned (or purported to be owned), in whole or in part, by Doge or its Subsidiaries, as applicable.

“Party” or “Parties” has the meaning specified in the Preamble hereto.

10

“Per Share Merger Consideration” means a number of shares (rounded up to the nearest whole share) of TZUP Common Stock equal to the Merger Consideration divided by the Aggregate Fully Diluted Doge Common Stock. For the absence of doubt the Per Share Merger Consideration shall equal one share of TZUP Common Stock for each share of Doge Common Stock.

“Permits” has the meaning specified in Section 5.16.

“Permitted Leakage” means (i) any compensation or benefits, or reimbursement of costs or expenses, paid or payable to or for the benefit of any holder of Doge Stock or other equityholder of Doge or any of their Affiliates, in each such case who is also a director, officer, or employee of, or consultant to, Doge or its Subsidiaries, in connection with such Person’s services as a director, officer, employee or consultant, in each case, as paid in the ordinary course of business (including any Taxes paid in connection with any such amounts paid to such Person), (ii) any payments made by Doge, any of its Subsidiaries to any other entity among Doge, any of its Subsidiaries and (iii) any payments made with the prior written consent of TZUP solely to the extent of the amount approved.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens (other than monetary Liens with respect to Doge or any of its Subsidiaries), encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease (other than monetary Liens with respect to Doge or any of its Subsidiaries), and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing the Indebtedness of Doge or its Subsidiaries set forth on Section 1.01(b) of the Doge Disclosure Letter, (viii) other than with respect to real property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property and (ix) Liens described on Section 1.01(b) of the Doge Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability Doge, incorporated or unincorporated association, joint venture, joint stock Doge, Governmental Authority or other entity of any kind.

11

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“Policies” has the meaning specified in Section 5.5.

“Pre-Closing Actions” has the meaning specified in Section 7.06.

“Pre-Closing Optionees” means all Persons who hold one or more Doge Options immediately prior to the Effective Time.

“Pre-Closing Stockholders” means all Persons who hold one or more shares of Doge Stock immediately prior to the Effective Time (after giving effect to the Conversion, the issuance of shares to USDE in connection with the Asset Purchase and the exercise, conversion, redemption or cancellation, as applicable, of any Doge Common Stock Equivalents).

“Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information.

“Privacy Policies” has the meaning specified in Section 5.19(h)(i).

“Registration Statement” the registration statement on Form S-3, as amended (No. 333-286951), declared effective by the SEC on May 30, 2025.

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctions Laws” means any applicable Law related to economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or any other Governmental Authority.

“SEC Reports” means, collectively, all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by TZUP with the SEC under the Securities Act or the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

12

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Stockholder Approval Failure” has the meaning specified in Section 7.04.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any other Person, of which an amount of the equity, voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Securities of which) is owned directly or indirectly by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the TZUP Board or Doge Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to TZUP’s stockholders or Doge’s stockholders, as applicable, than the terms of the Transactions.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, escheat, withholding, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group, or pursuant to Law.

13

“Terminating Doge Breach” has the meaning specified in Section 11.01(b).

“Terminating TZUP Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Bonuses” means payments to officers, employees, consultants, directors and managers of Thumzup, Doge, their Subsidiaries as change of control payments, severance payments, special or retention bonuses, and similar payments, in each case, paid or payable as a result of the transactions contemplated by this Agreement and the other Transaction Documents (including the employer portion of any Tax in connection with such).

“Transaction Documents” means this Agreement, the Certificate of Designations, the Transition Services Agreement, the TZUP Charter, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning specified in Section 9.03(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“TZUP Board” means the board of directors of TZUP.

“TZUP Bylaws” has the meaning specified in Section 9.02(a)(v).

“TZUP Capital Stock” means the TZUP Common Stock.

“TZUP Charter” has the meaning specified in Section 9.02(a)(ii).

“TZUP Closing Statement” has the meaning specified in Section 4.02(a).

“TZUP Common Stock Equivalent” means any securities of TZUP or its subsidiaries which would entitle the holder thereof to acquire at any time TZUP Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, TZUP Common Stock.

“TZUP Common Stock” means the common stock, par value $0.001 per share, of TZUP.

“TZUP Cure Period” has the meaning specified in Section 11.01(c).

“TZUP Disclosure Letter” has the meaning specified in the introduction to Article VI.

14

“TZUP Indemnitee(s)” has the meaning specified in Section 12.02(a).

“TZUP Organizational Documents” means the Certificate of Incorporation and TZUP’s bylaws, as amended, restated, modified or supplemented from time to time.

“TZUP Parties” means TZUP, Merger Sub, xBitcoin, LLC and Quantum Reach Corporation.

“TZUP Party Representations” means the representations and warranties of TZUP and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the TZUP Disclosure Letter. For the avoidance of doubt, the TZUP Party Representations are solely made by TZUP and Merger Sub.

“TZUP Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“TZUP SEC Reports” means the SEC Reports of TZUP.

“TZUP Special Committee” means the special committee of independent directors of the TZUP Board.

“TZUP Special Meeting” has the meaning specified in Section 9.02(a)(ii).

“TZUP Stockholder Approval” has the meaning specified in Section 6.02(b).

“TZUP Stockholder Matters” has the meaning specified in Section 9.02(a)(iii).

“TZUP Stockholders” means the holders of shares of TZUP Capital Stock.

“TZUP Termination Fee” has the meaning specified in Section 11.03(c).

“TZUP Transaction Expenses” means all unpaid fees, costs and expenses incurred by or on behalf of the TZUP Parties prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by TZUP at or before Closing, and the consummation of the Transactions, including (1) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of TZUP, (2) the fees and expenses of any fairness opinion and (3) Transfer Taxes; provided that TZUP Transaction Expenses shall not include any Doge Transaction Expenses.

“TZUP” has the meaning specified in the Preamble hereto.

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

15

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Disclosure Letter,” “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Doge’s, its Subsidiaries’ ‘ business, consistent with past practice (excluding for the avoidance of doubt, any violation of applicable Law or Contract).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than 9:00 a.m. on the Business Day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by Doge in connection with this Agreement or (B) by delivery to such Party or its legal counsel via electronic mail or hard copy form or (ii) with respect to TZUP, filed with the SEC by TZUP on or prior to the date hereof.

16

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, after reasonable inquiry of direct reports and investigation (a) in the case of Doge, the individuals identified on Section 1.03 of the Doge Disclosure Letter, and, (b) in the case of any or all of the TZUP Parties, the individuals identified on Section 1.03 of the TZUP Disclosure Letter.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Doge Common Stock, shares of Doge Preferred Stock or shares of TZUP Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by TZUP with respect to its shares of TZUP Capital Stock or rights to acquire TZUP Capital Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Doge Common Stock, shares of Doge Preferred Stock or shares of TZUP Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Doge Common Stock, the holders of Doge Preferred Stock or the holders of TZUP Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit TZUP, Doge or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Document.

ARTICLE II.
THE MERGER

Section 2.01 The Merger. At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the NRS, Merger Sub and Doge shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Doge, following which the separate corporate existence of Merger Sub shall cease and Doge shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of TZUP (provided that references to Doge for periods after the Effective Time shall include the Surviving Corporation). Upon consummation of the Merger, TZUP is expected to change its name to “Dogehash Technologies Holdings, Inc.” and have the ticker symbol “XDOG”, or similar symbol as determined by the Board.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, Doge and the Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit A attached hereto (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS (the time of such filing, or such later time as may be agreed in writing by Doge and TZUP and specified in the Articles of Merger, being the “Effective Time”).

17

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Doge shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Doge set forth in this Agreement to be performed after the Effective Time.

Section 2.04 Governing Documents. At the Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation is expected to be “Dogehash Technologies, Inc.”

Section 2.05 Directors and Officers of TZUP. Immediately after the Effective Time, the members of TZUP Board, other than Robert Steele, shall resign and the board of directors and officers of TZUP shall be those individuals to be determined by a newly constituted Board of Directors.

ARTICLE III.
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01 Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Stockholders in respect of shares of Doge Stock held immediately prior to the Merger shall consist of the Per Share Merger Consideration to be allocated in accordance with this Agreement and Doge Organizational Documents as set forth on Schedule 3.01 attached hereto. In no event shall the shares of TZUP Common Stock issued pursuant to this Agreement exceed the Merger Consideration.

Section 3.02 Effect of Merger on Doge Stock.

(a) Prior to the Effective Time, the Asset Purchase shall have been consummated and USDE and its members shall have entered into and consummated the Asset Purchase and (A) its members shall have entered into Joinder Agreements pursuant to which the members of USDE shall have received 18,750,000 shares of Doge Common Stock exchangeable pursuant to the Merger into 18,750,000 shares of TZUP Common Stock and (B) the remaining shareholders of Doge shall exchange their 11,250,000 shares of Doge Common Stock exchangeable pursuant to the Merger into 11,250,000 shares of TZUP Common Stock. Immediately prior to the Effective Time all Doge Common Stock equivalents shall, as applicable, been exercised, converted, redeemed or cancelled and cease to exist. As a result of the foregoing, immediately prior to the Effective Time, all the issued and outstanding Doge Stock shall be comprised of Doge Common Stock;

18

(b) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of TZUP, subject to and in consideration of the terms and conditions set forth herein, the following shall occur:

(i) Each share of Doge Common Stock issued and outstanding immediately prior to the Effective Time (other than, for the avoidance of doubt, any shares of Doge Common Stock held by stockholders of Doge who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the NRS (the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive the Per Share Merger Consideration.

(ii) From and after the Effective Time, each of the Pre-Closing Stockholders shall cease to have any rights in and to Doge or the Surviving Corporation, and each share of Doge Common Stock (other than Excluded Shares) shall thereafter be cancelled and represent only the right to receive the applicable portion of the total Merger Consideration, as set forth in Schedule 3.01, in accordance with and subject to the terms and conditions of this Agreement. At the Effective Time, the stock transfer books of Doge shall be closed, and no transfer of Doge Stock shall be made thereafter.

(iii) Notwithstanding anything in this Agreement to the contrary no fraction of a share of TZUP Common Stock will be issued by virtue of the Merger, and any such fractional share (after aggregating all fractional shares of TZUP Common Stock that otherwise would be received by a Pre-Closing Stockholder) shall be rounded up to the nearest whole share.

(iv) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v) Each share of Doge Stock held in Doge’s treasury or otherwise owned by Doge immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no consideration shall be paid or payable with respect thereto.

(vi) The number of shares of TZUP Common Stock that the Pre-Closing Stockholders are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into TZUP Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to TZUP Common Stock occurring on or after the date hereof and prior to the Closing.

19

Section 3.03 Intentionally omitted.

Section 3.04 Delivery of Merger Consideration. At the Effective Time, TZUP shall deliver or provide irrevocable instructions to its transfer agent to issue the Merger Consideration in book entry form to each Doge common stockholder immediately prior to the Effective Time.

Section 3.05 Delivery of Exchangeable Shares.

(a) As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, Doge shall deliver to TZUP Doge Common Stock in the form of certificate(s) or book-entry shares (along with all books, records and resolutions related to the issuance, registration and transfer of such Book-Entry Shares) which, immediately prior to the Effective Time, represented all outstanding shares of Doge Common Stock.

(b) No dividends or other distributions with respect to Doge Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry shares with respect to the shares of Doge Common Stock represented thereby.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Doge of the shares of Doge Common Stock other than to settle transfers of such Doge Common Stock that occurred prior to the Effective Time and as contemplate by this Article III.

Section 3.06 Intentionally omitted.

Section 3.07 Appraisal and Dissenter’s Rights. No Doge Stockholder who has validly exercised its appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS (a “Dissenting Stockholder”) with respect to its shares of Doge (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 92A.300 through 92A.500 of the NRS with respect to the Dissenting Shares owned by such Dissenting Stockholder. Doge shall give TZUP (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Doge relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the NRS. Doge shall not, except with the prior written consent of TZUP, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.08 Taking of Necessary Action; Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Doge, Merger Sub, the officers and directors, as applicable, (or their designees) of Doge and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

20

ARTICLE IV.
CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as TZUP and Doge may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF DOGE

Except as set forth in the disclosure letter delivered to TZUP Parties by Doge on the date of this Agreement and immediately prior to the Closing Date (the “Doge Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Doge represents and warrants to TZUP as follows:

Section 5.01 Corporate Organization of Doge. Doge has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Nevada. The copies of the Articles of Incorporation of Doge certified by the Secretary of the State of Nevada and the bylaws, as in effect on the date hereof, previously made available by Doge to TZUP are true, correct and complete and are in effect as of the date of this Agreement. Doge has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of Doge and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Doge Disclosure Letter. The Subsidiaries, have been duly formed or organized, are validly existing and in good standing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to Doge, or Subsidiaries, taken as a whole. Each Subsidiary and is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

21

Section 5.03 Due Authorization. Other than Doge Stockholder Approval, Doge has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in Section 5.05 of the Doge Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Doge and, other than execution and delivery of Doge Stockholder Approval, no other corporate proceeding on the part of Doge is necessary to authorize this Agreement or such Transaction Documents or Doge’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by Doge) will be, duly and validly executed and delivered by Doge and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Doge is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Doge, enforceable against Doge in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Except as reflected on Section 5.04 of the Doge Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which Doge is or will be a party by Doge and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of Doge, any of its Subsidiaries, (b) violate any material provision of, or result in the material breach of or default by Doge under any applicable Law or Governmental Order, (c) require any consent, waiver or other action by any Person under, violate, or result in a material breach of, constitute a material default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the material terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except Permitted Liens) upon any of the material properties, rights or assets of Doge or its Subsidiaries, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, or cancellation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person except for such failures or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

22

Section 5.05 Governmental Authorities; Consents. Except as disclosed on Section 5.05 of Doge’s Disclosure Letter, assuming the truth and completeness of the representations and warranties of the TZUP Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Doge or any of its Subsidiaries with respect to Doge’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) the filing of the Articles of Merger in accordance with the NRS, as applicable and (ii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.06 Capitalization.

The authorized capital stock of Doge consists of 200,000,000 shares of authorized capital stock of which 190,000,000 shares of common stock par value, $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share, are authorized, and 30,000,000 shares of common stock and 0 shares of preferred stock are issued and outstanding. The outstanding shares of capital stock or other equity interests of Doge have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance in all material respects with applicable Securities Laws.

Section 5.07 Capitalization of Subsidiaries.

(a) Section 5.07(a) of the Doge Disclosure Letter sets forth, as of the date hereof, the capitalization of each of Doge’s Subsidiaries. As of the date hereof, all of the outstanding ownership interests in each Subsidiary of Doge are owned by Doge, directly or indirectly, except as reflected on Section 5.07(a) of the Doge Disclosure Letter, free and clear of any Liens other than liens authorized pursuant to that certain senior secured loan by and between USDE and the lender thereof to be cancelled at Closing, as amended and assumed by acquisition, (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as reflected on Section 5.07(b) of the Doge Disclosure Letter, there are no outstanding (i) securities of Doge or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of Doge, as applicable, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from Doge or any of its Subsidiaries, or other obligations or commitments of Doge or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of Doge or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of Doge (the items in clauses (i) ̶ (iii), in addition to all ownership interests of Doge’s Subsidiaries, being referred to collectively as the “Doge Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of Doge is a party or by which any Subsidiary of Doge is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of Doge or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Doge Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for Doge Subsidiary Securities, neither Doge, nor any of its Subsidiaries, owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

23

Section 5.08 Financial Statements.

(a) Attached as Section 5.08(a) of the Doge Disclosure Letter hereto are true and complete copies of (i) the unaudited consolidated balance sheets of Doge and its Subsidiaries from Inception through June 30, 2025 and the related reviewed unaudited consolidated statements of operations, cash flows and shareholders’ equity for such period (the “Doge Financial Statements”), and (the “USDE Predecessor Financial Statements”) and (ii) the unaudited consolidated balance sheets of Doge and USDE, and their Subsidiaries as of June 30, 2025, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity for the three and six months ended June 30, 2025 (the “Unaudited Financial Statements” and, together with the Doge Financial Statements and the USDE Financial Statements, the “Financial Statements”). If required to be included in TZUP’s Proxy Statement or any SEC Report, Financial Statements shall include any other financial statements of Doge or any predecessor required to be filed by TZUP including the financial statements required to be delivered to TZUP by September 15, 2025.

(b) The Financial Statements (i) have been prepared from, and accurately reflect in all material respects, the books and records of Doge or its Subsidiaries in accordance with GAAP, (ii) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), cash flows and changes in shareholders’ equity of Doge or its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and (iii) when delivered by Doge for inclusion in the TZUP Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as disclosed in Section 5.10(c) of the Doge Disclosure Letter, Doge or its Subsidiaries have established and maintained systems of internal controls sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of Doge or its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of such entity, (ii) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Doge or its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately. The books and records of Doge or its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.

24

(d) Any Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of Doge or its Subsidiaries in accordance with GAAP.

(e) Undisclosed Liabilities. Neither Doge nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet in the ordinary course of business of Doge or its Subsidiaries and any consistent with past practice that are not, individually or in the aggregate, material to Doge or its Subsidiaries, taken as a whole, (c) arising under this Agreement and/or the performance by Doge of its obligations hereunder, including Doge Transaction Expenses, or (d) disclosed on Section 5.09 of the Doge Disclosure Letter.

Section 5.09 Litigation and Proceedings. There are no, and in the preceding three-year period there has not been any, Actions pending or, to the knowledge of Doge, threatened (in writing) (a) against Doge or any of its Subsidiaries, or any of its respective operations, properties, rights or assets or (b) related to the consummation of the transactions contemplated hereby. There is no Governmental Order imposed upon or, to the knowledge of Doge, threatened (in writing) against Doge or any of its Subsidiaries, or any of their respective operations, properties, rights or assets, or that would prevent, enjoin, alter or delay the transactions contemplated hereby. There is no unsatisfied judgment or any injunction binding upon Doge or any of its Subsidiaries, which, if determined adversely, would individually or in the aggregate, reasonably be expected to materially impede the ability of Doge to enter into and perform its obligations under this Agreement or reasonably be expected to result in a Doge Material Adverse Effect.

Section 5.10 Compliance with Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to Doge or its Subsidiaries, whether individually or taken as a whole, and except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20), and compliance with Tax Laws (which are the subject of Section 5.14), Doge or its Subsidiaries are, and since Inception have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to be, individually or in the aggregate, material to Doge or its Subsidiaries, taken as a whole, since Inception through the date hereof, (a) neither Doge nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits. Since Inception, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by Doge or any of its Subsidiaries has been threatened in writing against Doge or its Subsidiaries. No inquiry or investigation by any Governmental Authority with respect to Doge, any of its Subsidiaries is pending or, to the knowledge of Doge, threatened in writing, and no such investigations have been conducted by any Governmental Authority since Inception, other than those the outcome of which did not, individually or in the aggregate, result in material liability to Doge or its Subsidiaries.

25

Section 5.11 Contracts; No Defaults.

(a) Except for the Leases and Doge Benefit Plans set forth on Section 5.12(a) of the Doge Disclosure Letter, Section 5.11(a) of the Doge Disclosure Letter sets forth a true, complete and accurate list of all of the following Contracts to which as of the date of this Agreement, Doge or any of its Subsidiaries is a party or is otherwise bound:

(i) Contracts with any Material Supplier;

(ii) each Contract that requires aggregate future payments to Doge or its Subsidiaries in excess of $50,000 in any calendar year (collectively, “Material Payors”);

(iii) each Contract that grants to any Person (other than Doge or its Subsidiaries) (A) any “most favored nation” provisions or other price guarantees for a period greater than one year with respect to such payments described in clause (A), or (B) material non-competition, non-solicitation or no-hire provisions imposed on Doge or its Subsidiaries;

(iv) (x) Contracts (including letters of intent) entered into since Inception with respect to mergers, acquisitions or sales of any Person or other material business unit or division thereof by Doge, any of its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which Doge, any of its Subsidiaries have any material ongoing obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(v) Contracts establishing partnerships, joint ventures, strategic alliances or other collaborations, in each case, that are material to Doge or its Subsidiaries, taken as a whole;

(vi) each Contract with Governmental Authorities in each case, that is material to Doge or its Subsidiaries, taken as a whole;

(vii) each Contract under which Doge or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) inter-Doge loans and advances and (2) customer payment terms in the ordinary course of business);

26

(b) Contracts that relate to the settlement or final disposition of any material Action within the last three years pursuant to which Doge or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of $50,000;

(i) each Contract to which Doge, any of its Subsidiaries is a party whereby Doge or any of its Subsidiaries (A) has granted any Person any license, immunity or other rights to a third party in or to any Owned Intellectual Property (other than non-exclusive licenses granted by or to customers in the ordinary course of business) or (B) is granted a license, immunity or other rights from a third party in or to any Intellectual Property (other than (x) licenses to open source software, and non-exclusive licenses in respect of commercially available off-the-shelf software on standard terms, (y) invention assignment agreements with current and former employees, consultants, and independent contractors of Doge and its Subsidiaries and (z) employment agreements with any current or former employee);

(ii) Contracts with any officer, director, manager, stockholder, member of an Affiliate of Doge, any of its Subsidiaries, any or any of their respective relatives or Affiliates other than with TZUP or any of its Affiliates (“Affiliate Agreements”) (other than Doge, any of Doge’s Subsidiaries ) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a) or Section 5.13(a) of the Doge Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Doge Disclosure Letter);

(iii) employment, severance, consulting, and similar Contracts with each current executive officer, director, employee or independent contractor of Doge or its Subsidiaries providing for an annual base salary in excess of $50,000 which is not terminable at-will without any further liability to Doge or its Subsidiaries;

(iv) any corporate integrity agreements, settlement and other similar agreements with Governmental Authorities;

(v) each employee collective bargaining agreement or similar Contract between Doge, any of Doge’s Subsidiaries, on the one hand, and any labor union or other body representing employees of Doge, any of Doge’s Subsidiaries , on the other hand; and

(vi) any Contract pursuant to which any Person provides management services to any or pursuant to which any provides management services to any other Person.

27

(c) All of the foregoing set forth on Section 5.11(a) of the Doge Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts.” Doge has furnished or otherwise made available to TZUP true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between Doge and/or its Subsidiaries and the other parties thereto, including a . Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of Doge or its Subsidiaries nor, to the knowledge of Doge, any other party thereto, including any of its Subsidiaries, is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by Doge or its Subsidiaries or, to the knowledge of Doge, any other party thereto, including a , or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since Inception, neither Doge nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 5.12 Doge Benefit Plans.

(a) Doge has provided true and complete copies of each Doge Benefit Plan to TZUP. For purposes of this Agreement, “Doge Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material equity compensation, severance, retirement, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, and all other fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by Doge, any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of Doge or its Subsidiaries (the “Doge Employees”) or (b) pursuant to which Doge, any of its Subsidiaries could have any liability, other than any multiemployer pension plans (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code).

(b) With respect to each Doge Benefit Plan, Doge has delivered or made available to TZUP true, correct and complete copies of (i) each Doge Benefit Plan, including all amendments thereto and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Doge Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Doge Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Doge Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Doge Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation or any other Governmental Authority (including a written description of any oral communication) within the three last calendar years with respect to any Doge Benefit Plan.

28

(c) Each Doge Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to any Doge Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of Doge, threatened against any Doge Benefit Plan or the assets of any Doge Benefit Plan (other than routine claims for benefits).

(d) With respect to each Doge Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder.

(e) No Doge Benefit Plan or other Contract to which Doge, any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Doge Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of Doge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g) With respect to any Doge Benefit Plan, no event has occurred and no condition exists that would subject Doge or its Subsidiaries to any material tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law. Neither Doge, any Doge Benefit Plan nor, to the knowledge of Doge, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject Doge or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to Doge, any of its Subsidiaries.

(h) Except as disclosed on Section 5.12(h) of the Doge Disclosure Letter, neither Doge nor any of its Subsidiaries has incurred any current or projected material liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Doge, any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

29

(i) None of Doge or its Subsidiaries, nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, or has any outstanding liability for, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Doge Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. Neither Doge nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither Doge nor any of its Subsidiaries has any liability with respect to any employee benefit plan maintained for the benefit of any employee, officer, director or individual consultant based outside of the United States.

(j) Neither the execution and delivery of this Agreement by Doge nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of Doge or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Doge Benefit Plan (or under any arrangement that would be a Doge Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, (iii) require any contributions or payments to fund any obligations under any Doge Benefit Plan, or cause Doge, any of its Subsidiaries to transfer or set aside any assets to fund any Doge Benefit Plan, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Doge Benefit Plan on or following the Closing.

(k) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, or director, other individual service provider or shareholder of Doge or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(l) Each Doge Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Doge Common Stock on the date of grant, as determined in accordance with Section 409A of the Code.

Section 5.13 Labor Matters.

(a) Prior to the date of this Agreement, Doge has provided the TZUP with a complete and accurate identified list of each employee of Doge or its Subsidiaries as of a date reasonably practicably close to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

30

(b) As of the date of this Agreement, neither Doge nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of Doge employees are represented by any labor organization or works council with respect to their employment with Doge or any of its Subsidiaries. To the knowledge of Doge, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of Doge employees, and (ii) there is no, and since Inception has been no, material labor dispute or strike, lockout, picketing, material grievances or collective labor disputes, labor-related hand-billing, collective slowdown, concerted and collective refusal to work overtime, or collective work stoppage or similar activity against Doge, or any of its Subsidiaries, in each case, pending or threatened.

(c) Except as disclosed on Section 5.13(c) of the Doge Disclosure Letter, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of Doge or its Subsidiaries has occurred since Inception or is currently contemplated, planned or announced. Since Inception, neither Doge or its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act or any similar state or local law.

(d) Except as disclosed on Section 5.13(d) of the Doge Disclosure Letter, each of Doge or its Subsidiaries are in material compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and Doge and its Subsidiaries have not since Inception been charged with any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(e) As of the date hereof, there are no complaints, charges or claims against Doge or its Subsidiaries pending or, to knowledge of Doge, threatened before any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by Doge or its Subsidiaries, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to Doge, taken as a whole.

(f) All material payments due from Doge or any of its Subsidiaries on account of wages or other compensation owed to employees, and employees health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of Doge or its Subsidiaries.

31

(g) To the knowledge of Doge, no employee of Doge or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to Doge or its Subsidiaries. To the knowledge of Doge, no senior executive or key employee of Doge or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Doge, or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(h) To the Knowledge of Doge, no senior executive or other key employee of Doge or any of its Subsidiaries has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 5.14 Taxes.

(a) All material Tax Returns required by Law to be filed by (or on behalf of) Doge or its Subsidiaries have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects. Neither of Doge nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) All material amounts of Taxes and all material Tax liabilities due and owing by Doge or its Subsidiaries have been timely paid in full. Since the date of the most recent balance sheet included in the Unaudited Financial Statements neither Doge nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) All material Taxes that Doge or its Subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Each of Doge or its Subsidiaries have complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Doge nor any of its Subsidiaries is currently or has, since Inception, been engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes with a taxing authority (and no such audit or proceeding is pending or, to the knowledge of Doge, contemplated). Neither Doge nor any of its Subsidiaries has received since Inception any written notice from a Governmental Authority of a dispute or claim with respect to material amount of Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material amount of Taxes of Doge or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

32

(e) Neither Doge nor any of its Subsidiaries is presently contesting any material Tax liability of Doge or such Subsidiary, as applicable, before any taxing authority or other Governmental Authority.

(f) Since Inception, no written claim has been made by any taxing authority in a jurisdiction where Doge or any of its Subsidiaries does not file Tax Returns that Doge or such Subsidiary , as applicable, is or may be subject to material taxation by that jurisdiction.

(g) Neither Doge nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since Inception.

(h) Neither Doge nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind Doge or its Subsidiaries after the Closing.

(i) Except with respect to deferred revenue or prepaid revenues collected by Doge or its Subsidiaries in the ordinary course of business, neither Doge nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) entered into prior to the Closing; (B) an item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (C) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (D) election pursuant to Section 108(i) of the Code made prior to the Closing; (E) installment sale or open transaction disposition made prior to the Closing; (F) prepaid amount received prior to the Closing. As of the date hereof, neither Doge nor any of its Subsidiaries owns (or has previously owned) any interest in a Person treated as a controlled foreign corporation (as defined in Section 957 of the Code) or a specified foreign corporation (as defined in Section 965 of the Code).

(j) There are no Liens with respect to any material amount of Taxes on any of the assets of Doge or its Subsidiaries, other than Permitted Liens.

(k) Neither Doge nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Doge or its Subsidiaries and are the only members).

33

(l) Neither Doge nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Doge or its Subsidiaries) (i) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign law (other than a group the common parent of which is Doge); (ii) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), (iii) as a transferee or successor or (iv) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(m) Neither Doge nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than Doge or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(n) Doge has not knowingly taken any action (nor knowingly permitted any action to be taken), and is not aware of any fact or circumstance (other than any fact or circumstance relating to the value of the TZUP Common Stock after the date hereof), that would reasonably be expected to prevent the Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(o) Doge is not currently, and has not been during the past five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) Notwithstanding anything else contained herein to the contrary, the representations and warranties set forth in Section 5.08, Section 5.13 and this Section 5.14 shall be the sole representations and warranties made by Doge pertaining to Tax matters with respect to Doge or its Subsidiaries in this Agreement.

Section 5.15 Insurance. Section 5.15 of the Doge Disclosure Letter sets forth a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, Doge or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to TZUP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither Doge nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of Doge or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies (c) neither Doge nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of Doge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the Policies and, to the knowledge of Doge, no such action has been threatened and (d) there is no claim by Doge or any of its Subsidiaries under any Policy. Doge or its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Doge and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by Doge or any of its Subsidiaries under any Policy.

34

Section 5.16 Permits. (a) since Inception, each of Doge and its Subsidiaries holds and has held all material licenses, approvals, consents, registrations, accreditations, certifications, franchises, certificates of need, supplier or provider numbers, national provider identifiers and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all such Permits have been duly obtained, are current and valid, and are in full force and effect and (b) since Inception, none of Doge or its Subsidiaries, are (i) in default or violation of such Permits in any material manner or have received any written statement of material deficiencies, complaint, or notice of material noncompliance, or (ii) to the knowledge of Doge, is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any such Permit. Section 5.16(c) of the Doge Disclosure Letter lists all material Permits issued to or held by each of Doge or its Subsidiaries, and each . For purposes of this Section 5.16, the term “Permits” includes, without limitation, licenses issued by a Governmental Authority for the development, commercialization, marketing or export of any product, software or technology (including encryption technology) restricted by applicable Law.

Section 5.17 Personal Property and Assets. As of the date hereof, Doge, and/or its Subsidiaries own and have good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of Doge or its Subsidiaries or material to the business of Doge or its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

Section 5.18 Real Property.

(a) Neither Doge nor any of its Subsidiaries owns, or since Inception, has owned, any real property.

(b) Section 5.18(b) of the Doge Disclosure Letter contains a true, correct and complete list of all real property leased or subleased by Doge or one of its Subsidiaries (the “Leased Real Property”), including the address thereof and the Leases related thereto. Doge has made available to TZUP true, correct and complete copies of the written leases, subleases, licenses and occupancy agreements (including all written modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other written agreements relating thereto) for the Leased Real Property to which Doge or any of its Subsidiaries is a party (the “Leases”), and such deliverables comprise all Leases relating to the Leased Real Property. There are no oral arrangements or agreements with respect to the Leased Real Property.

35

(c) Each Lease (i) is a legal, valid, binding and enforceable obligation of Doge or its Subsidiary party thereto and, to the knowledge of Doge, the other parties thereto, as applicable, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) has not been amended or modified except as reflected in the Leases made available to TZUP and (iii) to the knowledge of Doge, subject to securing the consents or approvals, if any, required under the Leases to be obtained from any landlord, lender or any other third party (as applicable), in connection with the execution and delivery of this Agreement by Doge or the consummation of the transaction contemplated hereby by Doge, upon the consummation of the transactions contemplated by this Agreement, will entitle TZUP or its Subsidiaries to the use, occupancy and possession (in each case, subject to the terms of the respective Leases in effect with respect to Leased Real Property and the receipt of all required consents related thereto) of the premises specified in the Leases for the purpose specified in the Leases.

(d) Except as set forth on Section 5.18(d) of the Doge Disclosure Letter, no material default or material breach by (i) Doge or any of its Subsidiaries or (ii) to the knowledge of Doge, any other parties thereto, as applicable, presently exists under any Leases. Neither Doge nor any of its Subsidiaries has received written or, to the knowledge of Doge, oral notice of any material default or material breach under any Lease which has not been cured. To the knowledge of Doge, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or material breach under any Lease by Doge or any of its Subsidiaries or by the other parties thereto. Neither Doge nor any of its Subsidiaries has subleased to any Person or otherwise granted any Person the right to use or occupy any Leased Real Property, or any portion thereof, which is still in effect. Neither Doge nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property. Doge or its Subsidiaries have good and valid leasehold title to each Leased Real Property free and clear of Liens, other than Permitted Liens.

(e) Neither Doge nor any of its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property, or any portion thereof, and the improvements thereon (i) are prohibited by any Lien, Law or order other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(f) To the knowledge of Doge, the Leased Real Property is in good operating condition (ordinary wear and tear excepted), are suitable in all material respects for the purposes for which they are presently being used and, with respect to each, Doge or one of its Subsidiaries has rights of ingress and egress to the Leased Real Property for operation of the business of Doge and its Subsidiaries in the ordinary course. To the knowledge of Doge, no condemnation proceeding is pending or threatened (in writing) which would preclude or impair the use of any such property by Doge or its Subsidiaries for the purposes for which it is currently used.

36

Section 5.19 Intellectual Property and IT Security.

(a) Section 5.19(a) of the Doge Disclosure Letter sets forth an accurate list of all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally, as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business, and other than in the case of Registered Intellectual Property for which only an application has been filed, is valid or enforceable and (ii) to the knowledge of Doge, all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining any material Registered Intellectual Property in full force and effect. Doge or one of its Subsidiaries (A) solely and exclusively owns all right, title and interest in and to all Registered Intellectual Property and other Owned Intellectual Property free and clear of any Liens other than Permitted Liens, and (B) has the right to use all other Intellectual Property material to the operation of the business of Doge and its Subsidiaries as presently conducted and contemplated to be conducted following the Closing.

(b) To the knowledge of Doge or one of its Subsidiaries has entered into Contracts to use all Intellectual Property other than Owned Intellectual Property used in or necessary for the conduct and operation of the business of Doge and its Subsidiaries as currently conducted (the “Licensed Intellectual Property”).

(c) To the knowledge of Doge, the Registered Intellectual Property, Owned Intellectual Property and Licensed Intellectual Property (when used within the scope of the applicable license), constitute all of the material Intellectual Property necessary for Doge and its Subsidiaries to conduct their respective business as currently conducted.

(d) To the knowledge of Doge, (i) the conduct and operation of the business of Doge and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not, at any time after Inception, infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, (ii) no third party is infringing, misappropriating, diluting or otherwise violating, or has, at any time after Inception, infringed, misappropriated, diluted or otherwise violated any of the Owned Intellectual Property, (iii) Doge and its Subsidiaries have not received from any Person at any time after Inception (or earlier, for matters that are or become unresolved) any notice that Doge or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) Doge and its Subsidiaries have not, since Inception, received any notice, and no Action is currently pending, that challenges the validity or enforceability of any Owned Intellectual Property or Doge’s and its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.

37

(e) Doge and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality of all Trade Secrets in possession of Doge or its Subsidiaries from unauthorized disclosure and use and, to the knowledge of Doge, there has been no unauthorized access to or disclosure of such confidential or proprietary information. All employees, directors, officers, consultants, contractors, agents and other Persons who have contributed to or participated in the creation, conception or development of any Owned Intellectual Property on behalf of Doge or any of its Subsidiaries have entered into a valid written Contract, as part of such Person’s employment, consultancy or engagement to assign all such Owned Intellectual Property to Doge or a Subsidiary to the extent that such Owned Intellectual Property was not assigned to Doge or one of its Subsidiaries by operation of applicable Law. Without limiting the foregoing, no former and current employees, directors, officers, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any Owned Intellectual Property on behalf of Doge or any of its Subsidiaries owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any Owned Intellectual Property.

(f) No Software that is owned (or purported to be owned) by Doge or any of its Subsidiaries (the “Doge Software”) has been incorporated into or combined with any open source software and subsequently distributed by Doge or any of its Subsidiaries in a manner which requires that such Doge Software be licensed under any license that (i) requires the disclosure, distribution or license to any Person of any source code of such Doge Software; (ii) limits Doge’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing Doge Software or (iii) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer Doge Software. To the knowledge of Doge, all use and distribution of Doge Software by or through Doge or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements. Neither Doge nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for Doge or a Subsidiary or (ii) employees, consultants, agents and contractors of Doge or its Subsidiaries, any of the source code for any Doge Software, and no event has occurred that legally required Doge or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Document to which Doge or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in Doge Software.

(g) Doge and its Subsidiaries take, and have taken, commercially reasonable actions and measures consistent with industry standards to protect and maintain the security of Doge IT Systems in the possession or control of Doge Software (and all data stored therein or transmitted thereby).

38

(h) Doge, one of its Subsidiaries or, to the knowledge of Doge, any owns or has a valid right to access and use all Doge IT Systems necessary for the conduct of their respective businesses as currently conducted. Doge IT Systems (i) have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards and (ii) operate in all material respects in accordance with their documentation and functional specifications and as necessary to conduct the business as currently conducted. Doge or its Subsidiaries, and, to the knowledge of Doge and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their material IT Systems that are, in the reasonable determination of Doge or its Subsidiaries, consistent with commercially reasonable practice in all material respects. Neither Doge IT Systems nor any Doge Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (x) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (y) damaging or destroying any data or file without the user’s consent, except, in each case with respect to (x) and (y), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Except as set forth in Section 5.19(i) of the Doge Disclosure Letter, Doge or its Subsidiaries, have implemented and maintained commercially reasonable privacy policies regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”). Except as set forth in Section 5.19(i) of the Doge Disclosure Letter, Doge or its Subsidiaries are and since Inception have been, in material compliance with (i) the Privacy Laws, (ii) applicable Privacy Policies, and (iii) Doge’s contractual obligations with respect to Personal Information and data security (collectively, “Data Protection Requirements”). Except as set forth in Section 5.19(i) of the Doge Disclosure Letter, Doge or its Subsidiaries, have implemented and maintained commercially reasonable security measures regarding the confidentiality, integrity and availability of IT Systems, Personal Information and sensitive or proprietary information in their possession or under their custody or control. Since Inception, there have been no material data breaches or security incidents impacting the confidentiality, integrity and availability of the IT Systems or the data thereon (including Personal Information or sensitive or proprietary information in the possession or control of, or collected, used or processed by or on behalf of Doge or its Subsidiaries). Since Inception, Doge or its Subsidiaries have not received written notice of any claims, investigations, or alleged violations of any Data Protection Requirement or material security incidents, nor to the Knowledge of Doge been required by any Data Privacy Requirement to notify in writing, any person or entity under any Data Protection Requirement.

Section 5.20 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Doge or its Subsidiaries and all of their operations and properties, including the Leased Real Property, are and, except for matters which have been fully resolved, since Inception have been, in compliance with all applicable Environmental Laws;

(b) Doge or its Subsidiaries hold all Permits, identification numbers and other authorizations required under applicable Environmental Laws to permit Doge and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of Doge and its Subsidiaries as currently conducted;

39

(c) there are no Actions pending against or, to the knowledge of Doge, threatened in writing against Doge or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of Doge is there any reasonable basis for any such Actions;

(d) neither Doge nor any of its Subsidiaries is conducting or financing or is actually or allegedly responsible for conducting or financing any investigation, sampling, monitoring, treatment, remediation, removal, abatement or cleanup of any Hazardous Material at, in, on or under any property, including any Leased Real Property, and to the knowledge of Doge or its Subsidiaries, no Hazardous Materials are present at, in, on or under the Leased Real Property in violation of or requiring any action under any Environmental Law;

(e) Doge has made available to TZUP all environmental reports (including all Phase I and Phase II environmental site assessment reports), studies, and audits relating to any Environmental Law, Hazardous Material or other environmental matter relating to Doge or any of its Subsidiaries or any of the foregoing’s predecessors, the Leased Real Property or any formerly owned, operated or leased or other properties for which Doge or any of its Subsidiaries may be liable, in its custody, possession or control; and

(f) there is no unresolved written Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of Doge, threatened in writing against Doge or any of its Subsidiaries or, to the knowledge of Doge, any of their properties, rights or assets.

The representations and warranties of Doge relating to Environmental Laws and Hazardous Materials are contained exclusively in this Section 5.20.

Section 5.21 Absence of Changes. Except as disclosed on Section 5.21 of the Doge Disclosure Letter, since June 30, 2025, there has not been any change, development, condition, occurrence, event or effect relating to Doge or its Subsidiaries, that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 5.22 Brokers’ Fees. Except as set forth on Section 5.22 of the Doge Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Doge, any of its Subsidiaries, any or any of their respective Affiliates for which TZUP, Doge or any of Doge’s Subsidiaries has any obligation.

Section 5.23 Business Relationships.

(a) Section 5.23(a) of the Doge Disclosure Letter sets forth a true and correct list of the (i) 10 largest and current vendors, suppliers and service providers to Doge and its Subsidiaries (measured by aggregate spend during the fiscal period ended June 30, 2025 and immediately prior to the Closing Date) (collectively, the “Material Suppliers”) and (ii) the Material Payors.

40

(b) Except as reflected on Section 5.23(b) of the Doge Disclosure Letter, neither Doge nor any member of the has received any notice or threat in writing from any Material Supplier or Material Payor listed on Section 5.23(a) of the Doge Disclosure Letter, since Inception of any intention to terminate or not renew its business dealings with Doge or its Subsidiaries, or to materially decrease purchasing or selling (as the case may be) services or products to Doge or its Subsidiaries or to any, or to adversely modify its business dealings with Doge and its Subsidiaries in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor has Doge terminated or provided notice of intent to terminate its business dealings with any Material Supplier or Material Payor.

Section 5.24 Related Party Transactions. Except as disclosed on Section 5.24 of the Doge Disclosure Letter and except for Contracts with TZUP and/or its Affiliates (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Doge Benefit Plans) set forth on Section 5.12(a) of the Doge Disclosure Letter and (ii) equity ownership) between Doge, any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of Doge, on the other hand, and (b) none of the officers, directors, managers or Affiliates of Doge or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of Doge or its Subsidiaries taken as a whole, except in its capacity as a security holder of Doge.

Section 5.25 Information Supplied. None of the information supplied or to be supplied by Doge, any of Doge’s Subsidiaries specifically in writing for inclusion in the Proxy Statement will, at the date on which the TZUP Proxy Statement is first mailed to the TZUP Stockholders or at the time of the earliest Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.26 Regulatory Compliance.

(a) Except as disclosed on Section 5.26 of the Doge Disclosure Letter, none of Doge, any of its Subsidiaries, or, to Doge’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of Doge, any of its Subsidiaries, is or has been, since Inception, (i) a Person named on any Sanctions Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws.

(b) None of Doge, any of its Subsidiaries, or, to Doge’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of Doge, any of its Subsidiaries has, since Inception, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

41

(c) To Doge’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws by Doge, any of its Subsidiaries or to the knowledge of Doge, any or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of Doge, any of its Subsidiaries, and (ii) since Inception, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(d) Except as reflected in Section 5.26(d) of the Doge Disclosure Letter, to Doge’s knowledge, no is, or is required to be, registered with any country’s ministry of defense as a security exporter. The business of Doge or its Subsidiaries does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under applicable Law.

Section 5.27 Representations and warranties relating to Doge crypto matters:

(a) Doge and its Subsidiaries in conducting its cryptocurrency mining, pooling and exchanges, do not solely on behalf of third-parties: (i) receive or obtain actual or constructive possession or control of money, funds, virtual currency or digital assets, stored or prepaid value or other form of value that substitutes for money for the purpose of transmitting the same, including by possessing or controlling private cryptographic keys or any portions thereof associated with virtual currency or digital assets of any third-party, (ii) execute orders for the purposes identified in the foregoing clause (i), (iii) advertise, solicit or hold itself out as providing any form of money services or transmission business or virtual currency business or (iv) act as the agent for the purpose of performing any of the activities described in the foregoing clauses (i), (ii) or (iii).

(b) Doge has heretofore provided TZUP true and correct copies of the following:

(i) Customers. Any Contract with a customer of Doge involving the provision of goods or services by Doge, including hosting, colocation or cryptocurrency mining services;

(ii) Mining Pools. Any Contract providing for cryptocurrency mining pool arrangements;

(iii) Digital Asset Exchanges. Any Contract with a digital asset exchange or over-the-counter desk;

(iv) Future Payment Obligations. Any Contract (or group of related Contracts or group of Contracts with the same counterparty or related counterparties) involving, or reasonably expected to involve, the payment by Doge of (A) more than $250,000 in any 12-month period or (B) more than $400,000 in the aggregate;

42

(v) Energy. Any Contract providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

(vi) Serial Numbers. Serial Numbers and locations of all Miners.

(c) Ownership of Cash and Crypto-Currency. Doge owns or has the exclusive ability to access, including by use of “private keys” or other equivalent means, the (1) cash on hand, or cash held in crypto-currency wallets or similar mediums of custody for crypto-currencies and other tokens and digital assets or exchange accounts, (2) cash equivalents, (3) crypto-currencies, tokens, digital assets and other asset equivalents and (4) assets held in accounts other than any crypto-currencies, tokens, digital asset and other asset equivalents, in each case in all material respects.

(d) Doge deposits substantially all of its crypto-assets, including any digital assets mined, in mining pools or digital wallets held or operated by the Company (the “Company Wallets”). There are no Liens (other than Permitted Liens) on, or rights of any person to, Doge Wallets or the crypto-assets contained in such Wallets. Doge has taken commercially reasonable steps to protect digital asset Wallets and crypto-assets, including by adopting security protocols to prevent, detect and mitigate inappropriate or unauthorized access to Doge Wallets and crypto-assets.

(e) Doge has the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents applicable to the business of Doge (collectively, the “Doge Digital Assets”), free and clear of all Liens. Doge has not taken any actions where it owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

(f) As of the date hereof, Doge operates approximately 21 Terahash per second (TH/s) of aggregate compute capacity across its deployed fleet of industrial-grade Scrypt miners (based upon net online power and excludes temporarily offline or standby units). This figure, to the Knowledge of Doge, represents active and online mining power currently contributing to cryptocurrency mining operations. The compute infrastructure is operated from three geographically distributed colocation facilities in North America, with redundant power and network connectivity to ensure uptime and continuity.

(g) Doge owns 2,500 physical mining units, and operates approximately 1,500 physical mining units. Each unit is assigned, monitored, and maintained under a proprietary miner tracking system that associates device performance, uptime, location, and operating efficiency. Additional next-generation units have been ordered and are expected to be deployed prior to or immediately following the Merger, which is reasonably expected to increase the hashrate.

43

(h) Doge participates in third-party mining pools under standard pooling arrangements, with pool distribution based on proportional share of submitted work (Combination of PPS PPLNS models depending on the pool). All units are configured with stratum settings tied to Doge’s unique user credentials, for attribution of compute contributions and payout receipts. No units are leased or shared with third parties, and Doge retains exclusive control over wallet address assignments and pool credentials.

(i) Hashrate as described herein is commercially reasonable and consistent with the nameplate computing power expected from the mix of miners operated as of the date hereof.

(j) All Miners are owned or rightfully possessed by, operated by and under the control of Doge. To the Knowledge of Doge, there has been no failure, breakdown or continued substandard performance of any Miners that has caused a material disruption or interruption in or to the use of Miners or the related operation of the business of Doge that would have a Material Adverse Effect. Doge has taken commercially reasonable measures to protect Miners from Malware and other contaminants, hacks and other malicious external or internal threats; (b) ensure continuity of operations with adequate energy supply and minimal uptime required; and (c) provide for the remote-site back-up of data and information critical to Doge. Doge’s use, provision, disclosure and transfer of Miners and Digital Assets and related services, has complied with all applicable Laws, including all applicable financial services and anti-money laundering Laws, other than Laws that individually or taken as a whole would not have a Material Adverse Effect.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF TZUP PARTIES

Except (a) as set forth in the disclosure letter delivered by TZUP Parties on the date of this Agreement (the “TZUP Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or (b) as disclosed in the TZUP SEC Reports filed or furnished with the SEC through the date hereof (excluding (a) any disclosures in such TZUP SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto), each TZUP Party represents and warrants to Doge as follows:

Section 6.01 Corporate Organization. Each of TZUP Parties are duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Nevada and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the TZUP Parties previously delivered by TZUP to Doge are true, correct and complete and are in effect as of the date of this Agreement. Each of the TZUP Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of the TZUP Parties is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of TZUP and the ability of the TZUP Parties to enter into this Agreement or to consummate the Transactions.

44

Section 6.02 Due Authorization.

(a) Each of the TZUP Parties has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and (subject to the approvals described in Section 6.02(b), in the case of TZUP, upon receipt of the TZUP Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors or equivalent governing body of the applicable TZUP Party and, except as provided in Article X including receipt of the TZUP Stockholder Approval, no other corporate or equivalent proceeding on the part of any TZUP Party is necessary to authorize this Agreement or such Transaction Documents or any TZUP Party’s performance hereunder or thereunder. By TZUP’s execution and delivery hereof, it has provided all approvals on behalf of the equityholder of Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Document to which such TZUP Party is or will be a party has been or will be, duly and validly executed and delivered by such TZUP Party and, assuming due and valid authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which such TZUP Party is or will be a party, constitutes or will constitute a legal, valid and binding obligation of such TZUP Party, enforceable against each TZUP Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the TZUP Special Meeting, as adjourned or postposed, the only votes of any of TZUP’s capital stock necessary in connection with the entry into this Agreement by TZUP, the consummation of the Transactions, including the Closing, and the approval of the TZUP Stockholder Matters are the approval of a majority of the voting power present in person or by proxy at the TZUP Special Meeting (such votes, collectively, the “TZUP Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of TZUP has unanimously: (i) determined that this Agreement and the Transactions are to be put forth to TZUP stockholders for approval; and (ii) approved this Agreement and the Transactions.

45

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.02 and Section 6.05 the execution, delivery and performance of this Agreement and any other Transaction Document to which any TZUP Party is or will be a party by such TZUP Party and, upon receipt of the TZUP Stockholder Approval, the consummation of the transactions contemplated hereby or by any other Transaction Document do not and will not (a) conflict with or violate any provision of, or result in the breach of the TZUP Organizational Documents or any organizational documents of any Subsidiaries of TZUP, (b) conflict with or result in any violation of any material provision of any Law or Governmental Order applicable to TZUP, any Subsidiaries of TZUP or any of their respective properties or assets, (c) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any material payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which TZUP or any Subsidiaries of TZUP is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of TZUP or any Subsidiaries of TZUP.

Section 6.04 Litigation and Proceedings. Except as disclosed in Section 6.04 of the TZUP Disclosure Letter, there are no pending or, to the knowledge of TZUP, threatened in writing Actions against any TZUP Party or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of TZUP and the ability of any of the TZUP Parties to enter into and perform their respective obligations under this Agreement. There is no Governmental Order imposed upon or, to the knowledge of TZUP, threatened in writing against any TZUP Party or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of TZUP and the ability of any of the TZUP Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Document to which any of the TZUP Parties is or will be a party, as applicable. There is no unsatisfied judgment or any injunction binding upon any TZUP Party which could, individually or in the aggregate, reasonably be expected to materially impede the ability of any of the TZUP Parties to enter into and perform its obligations under this Agreement or any other Transaction Document to which any of the TZUP Parties is or will be a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Doge contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any TZUP Party with respect to such TZUP Party’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger in accordance with the NRS, (ii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of TZUP and the ability of such TZUP Party to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, (iii) compliance with the SEC’s proxy rules and (iv) as otherwise disclosed on Section 6.05 of the TZUP Disclosure Letter.

46

Section 6.06 Brokers’ Fees. Except as mutually agreed by the Parties for any fees owed to Dominari and except as set forth on Section 6.06 of the TZUP Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by TZUP or any of its Affiliates.

Section 6.07 TZUP SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) TZUP has filed or furnished in a timely manner all TZUP SEC Reports since January 1, 2025. None of the TZUP SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment or filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the TZUP SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of TZUP as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. TZUP does not have any material off-balance sheet arrangements that are not disclosed in the TZUP SEC Reports.

(b) TZUP has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to TZUP is made known to TZUP’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To TZUP’s knowledge, such disclosure controls and procedures are effective in timely alerting TZUP’s principal executive officer and principal financial officer to material information required to be included in TZUP’s periodic reports required under the Exchange Act.

(c) TZUP has established and maintained a system of internal controls. To TZUP’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of TZUP’s financial reporting and the preparation of TZUP’s financial statements for external purposes in accordance with GAAP.

47

(d) To the knowledge of the TZUP, each director and executive officer of TZUP has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. TZUP has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as set forth on Section 6.07(e) in the TZUP Disclosure Letter, neither TZUP (including, to the knowledge of the TZUP, any employee thereof) nor TZUP’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by TZUP, (ii) any fraud, whether or not material, that involves TZUP’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by TZUP or (iii) any claim or allegation regarding any of the foregoing.

(f) Except as disclosed in Section 6.07(f) of the TZUP Disclosure Letter, there are no outstanding SEC comments in comment letters received from the SEC with respect to the TZUP SEC Reports. To the knowledge of TZUP, none of the TZUP SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Business Activities.

(a) Except as set forth in the TZUP Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon any TZUP Party or to which any TZUP Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any TZUP Party or any acquisition of property by any TZUP Party or the conduct of business by any TZUP Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of TZUP and the ability of any TZUP Party to enter into and perform its obligations under this Agreement. The Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Document to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Documents, as applicable.

(b) Except for the TZUP Parties, TZUP does not own, or have any right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither TZUP nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

48

(c) There is no Indebtedness of or claim or judgment against TZUP or any of its Subsidiaries, except for those (i) reflected or reserved for on TZUP’s June 30, 2025 consolidated balance sheet or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to TZUP and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of TZUP’s June 30, 2025 consolidated balance sheet in the ordinary course of the operation of business of TZUP and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to TZUP and its Subsidiaries, taken as a whole), (iii) disclosed in the TZUP Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Since June 30, 2025, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of TZUP and the ability of the TZUP to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 6.08(d) of the TZUP Disclosure Letter, TZUP has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.09 Tax Matters.

(a) All material Tax Returns required by Law to be filed by (or on behalf of) any TZUP Party have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects. No TZUP Party is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) All material amounts of Taxes and all material Tax liabilities due and owing by any TZUP Party have been timely paid in full and for periods not covered by the financial statements of TZUP have been properly accrued on the books and records of the TZUP in accordance with GAAP, and since the date of TZUP’s consolidated balance sheet for its fiscal year ended December 31, 2024, no TZUP Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) All material Taxes that the TZUP Parties are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Each TZUP Party has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

49

(d) Except as disclosed in Section 6.09(d) of the TZUP Disclosure Letter, no TZUP Party is currently or has, within the past three years, been engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes by a taxing authority (and no such audit or proceeding is pending or, to the knowledge of the TZUP Parties, contemplated). No TZUP Party has received within the last three years any written notice from a Governmental Authority of a dispute or claim with respect to material amount of Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material amount of Taxes of an TZUP Party and no written request for any such waiver or extension is currently pending.

(e) No TZUP Party is presently contesting any material Tax liability of such TZUP Party before any taxing authority or other Governmental Authority.

(f) No written claim has ever been made by any taxing authority in a jurisdiction where a TZUP Party does not file Tax Returns that such TZUP Party is or may be subject to material taxation by that jurisdiction.

(g) Neither TZUP nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) No TZUP Party (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind any TZUP Party after the Closing.

(i) No TZUP Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) entered into prior to the Closing; (B) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (C) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (D) election pursuant to Section 108(i) of the Code made prior to the Closing; (E) installment sale or open transaction disposition made prior to the Closing; or (F) prepaid amount received prior to the Closing. As of the date hereof, no TZUP Party owns (or has owned) any interest in a Person treated as a controlled foreign corporation (as defined in Section 957 of the Code) or a specified foreign corporation (as defined in Section 965 of the Code).

(j) There are no Liens with respect to any material amount of Taxes on any of the assets of any TZUP Party, other than Permitted Liens.

50

(k) No TZUP Party has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the TZUP Parties are the only members).

(l) No TZUP Party has any material liability for the Taxes of any Person (other than the TZUP Parties) (i) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is TZUP); (ii) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), (iii) as a transferee or successor or (iv) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(m) No TZUP Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the TZUP Parties) under any Tax allocation, Tax sharing Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(n) No TZUP Party has knowingly taken any action (or knowingly permitted any action to be taken), or is aware of any fact or circumstance (other than any fact or circumstance relating to the value of the TZUP Common Stock after the date hereof), that would reasonably be expected to prevent the Merger from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(o) TZUP is not currently and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) Notwithstanding anything else contained herein to the contrary, the representations and warranties set forth in this Section 6.10 shall be the sole representations and warranties made by the TZUP pertaining to Tax matters with respect to the TZUP Parties in this Agreement.

Section 6.10 Capitalization.

(a) As of the date hereof, the authorized capital stock of TZUP consists of (i) 10,000,000 shares of preferred stock, of which 155,343 shares of Series A and 25,499 shares of Series C preferred stock are issued and outstanding as of the date of this Agreement, and (ii) 250,000,000 shares of TZUP Common Stock, of which 16,274,345 shares of TZUP Common Stock are issued and outstanding as of the date of this Agreement. Further, there were: (i) 459,504 common shares underlying warrants, (ii) 1,208,000 common shares underlying options, (iii) 2,330,145 common shares underlying Series A Preferred, and (iv) 254,990 common shares underlying Series C Preferred outstanding as of the date of this Agreement, (iv) 750,000 shares to be issued to American Ventures LLC, Series XVIII DOGE TREAS upon shareholder approval, and (v) 4,000,000 shares of Common Stock have been reserved for issuance under the 2024 and 2025 Equity Incentive Plans of TZUP of which 1,995,903 shares have been issued and/or reserved for issuance thereunder with such terms, conditions, vesting and exercise prices as set forth on Schedule 6.10(a) hereto. All of the issued and outstanding shares of TZUP, along with all derivative instruments, (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

51

(b) Except set forth in Section 6.10(b) of the TZUP Disclosure Letter, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of TZUP Capital Stock or any other equity interests of TZUP, or any other Contracts to which TZUP is a party or by which TZUP is bound obligating TZUP to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TZUP, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TZUP. Except as disclosed in the TZUP SEC Reports, the TZUP Organizational Documents or as contemplated by the Pre-Closing Exchange, there are no outstanding contractual obligations of TZUP to repurchase, redeem or otherwise acquire any securities or equity interests of TZUP. There are no outstanding bonds, debentures, notes or other indebtedness of TZUP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which TZUP Stockholders may vote. Except as disclosed in the TZUP SEC Reports, TZUP is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to TZUP Capital Stock or any other equity interests of TZUP, other than those certain side letters dated on or about June 19, 2025 with certain private purchasers of TZUP common stock under which TZUP is obligated to file a registration statement under the Securities Act within 30 days of the date thereof. TZUP does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.11 Nasdaq Listing. The issued and outstanding shares of TZUP Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “TZUP”. TZUP has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the TZUP Common Stock and there is no Action or proceeding pending or, to the knowledge of TZUP, threatened against TZUP by Nasdaq or the SEC. None of TZUP or its Affiliates has taken any action in an attempt to terminate the registration of the TZUP Common Stock under the Exchange Act except as contemplated by this Agreement.

52

Section 6.12 Related Party Transactions. Except as described in the TZUP SEC Reports, there are no transactions, Contracts, side letters, arrangements or understandings between any TZUP Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such TZUP Party.

Section 6.13 TZUP Proxy Statement. The Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date that the TZUP Proxy Statement is first mailed to the TZUP Stockholders, and at the time of the TZUP Special Meeting the TZUP Proxy Statement, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that TZUP makes no representations or warranties as to the information contained in or omitted from the TZUP Proxy Statement in reliance upon and in conformity with information furnished in writing to TZUP by or on behalf of Doge specifically for inclusion in the TZUP Proxy Statement.

ARTICLE VII.

COVENANTS OF DOGE

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), Doge shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement, required by applicable Law, as set forth on Section 7.01 of the Doge Disclosure Letter or consented to in writing by TZUP (which consent shall not be unreasonably conditioned, withheld, delayed or denied), to (i) conduct and operate its business in the ordinary course of business consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business relationships with customers, suppliers and others with whom Doge or its Subsidiaries, as applicable, has a business relationship. Without limiting the generality of the foregoing, except as required by Law, as contemplated by this Agreement, as set forth on Section 7.01 of the Doge Disclosure Letter or as consented to in writing by TZUP (which consent shall not be unreasonably conditioned, withheld, delayed or denied unless otherwise specified below), Doge, including its Subsidiaries, during the Interim Period shall not:

(a) enter into any Affiliate Agreement in the ordinary course of business consistent with past practice;

(b) sell, lease, assign, transfer, license, sublicense, covenant not to assert, allow to lapse, abandon, cancel or otherwise dispose of any tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment);

(c) except as required under applicable Law, the terms of any Benefit Plan, or as set forth on Section 7.01(c)(i) of the Doge Disclosure Letter, except in the ordinary course of business consistent with past practice, make or grant any bonus, change of control, retention, retirement, severance pay or benefits to any current or former employee, director or independent contractor, (ii) increase or grant any increase in the compensation payable to any current employee, officer, director or senior executive, or individual independent contractor, other than in the ordinary course of business in accordance with past practices, (iii) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation under any Doge Benefit Plan, (iv) grant any equity-based award or authorize any additional shares under any Doge Benefit Plan, (v) amend or modify any outstanding award under any Doge benefit plan, (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $150,000; or (viii) terminate the employment or engagement, other than for cause, or any employee or individual independent contractor with an annual compensation in excess of $150,000;

53

(d) plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the WARN Act;

(e) change or amend the Governing Documents of Doge or any of its Subsidiaries;

(f) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, securities or property) other than any dividends or distributions from any wholly owned Subsidiary of Doge to companies or any other wholly owned Subsidiaries of Doge;

(g) (i) issue, deliver, sell, transfer or cause to transfer, pledge, dispose of or place any Lien on any shares of capital stock or any other equity or voting securities of Doge, any of its Subsidiaries or any Group or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of Doge, except, in any case, for the issuance of shares of capital stock of Doge in connection with the exercise of Doge Options;

(h) except as approved by TZUP (in its sole discretion), directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all or a material portion of the assets of, or by purchasing all of or a substantial equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in each case, for a purchase price in excess of $50,000 individually or $100,000 in the aggregate;

(i) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of Doge, or any of its Subsidiaries for expenses not to exceed $10,000 individually or $50,000 in the aggregate, or (ii) prepayments and deposits paid to suppliers of Doge or any of its Subsidiaries, in the ordinary course of business, or (iii) loans or advances to any in an amount not to exceed $250,000 individually or $500,000 in the aggregate;

(j) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of Doge, any of its Subsidiaries, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of Doge, any of its Subsidiaries, except for (i) acquisitions of shares of capital stock of Doge in connection with the exercise of Doge Options solely as the result of net settlement for taxes and/or exercise price to the extent Doge is so required by the terms of Doge Option (ii) the acquisition by Doge or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Doge Options pursuant to subsection (i)) of Doge or its Subsidiaries in connection with the forfeiture or cancellation of such interests, and (iii) as set forth in Section 7.01(j) of the Doge Disclosure Letter;

54

(k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of Doge or its Subsidiaries;

(l) issue any debt securities or incur indebtedness for borrowed money that, when included with all other indebtedness for borrowed money of Doge at any given time, exceeds $500,000, or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any Person for Indebtedness;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Merger);

(n) cancel or forgive any Indebtedness owed to Doge or its Subsidiaries;

(o) amend (other than as required by applicable Law or as set forth in Section 7.01(o) of the Doge Disclosure Letter), terminate, establish, enter into, terminate or adopt any Doge Benefit Plan or any collective bargaining agreement;

(p) except as required by GAAP or as may be required in connection with the transactions contemplated hereby, make any changes to its accounting policies, methods or practices;

(q) incur any Leakage other than Permitted Leakage;

(r) make, change or revoke any material election relating to Taxes in a manner inconsistent with past practice, enter into any agreement, settlement or compromise with any taxing authority relating to any material Tax matter, file any material amended Tax Return in a manner inconsistent with past practice, change (or request any Governmental Authority to change) any material method of accounting or accounting period with respect to Taxes or surrender any right to a claim any material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any closing agreement or other binding written agreement with a taxing authority with respect to any material amount of Taxes, in each case (with respect to each item listed in this clause (q)), to the extent such action could reasonably be expected to have an adverse impact on TZUP, Doge or their Subsidiaries;

55

(s) waive, release, assign, settle or compromise any Action pending or threatened against Doge or its Subsidiaries or any of their respective directors or officers other than in the case of Actions for an amount not greater than $50,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $75,000 in the aggregate (determined in each case net of insurance proceeds);

(t) make or effect any amendment, waiver, change, release or termination of any term, condition or provision of any Material Contract, in each case, that is materially adverse to Doge, any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(u) make any capital expenditure or commitment thereof or enter into any operating lease in excess of $50,000, other than capital expenditures made in the ordinary course of business consistent with past practice;

(v) enter into any joint venture, partnership or similar arrangement;

(w) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of Doge or its Subsidiaries in or to any Owned Intellectual Property (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business, the expiration of Owned Intellectual Property in accordance with the applicable statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by Doge in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item); (ii) waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property; or (iii) disclose any Trade Secrets to any third party who is not subject to a Contract to maintain confidentiality; or

(x) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

56

Section 7.02 Inspection. Subject to confidentiality obligations and similar legal restrictions that may be applicable to information furnished to Doge or any of its Subsidiaries by third parties that may be in Doge’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Doge or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Doge, would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period Doge shall, and shall cause its Subsidiaries to, afford to TZUP and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of Doge or its Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Doge or its Subsidiaries and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Doge or its Subsidiaries that are in the possession of Doge or its Subsidiaries, in each case, as TZUP and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that (1) such access or furnishing of information shall be conducted during normal business hours, under the supervision of such Doge’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of such Doge, such Subsidiary or Doge , jeopardize the health or safety of any employee of such Doge (which may require remote and telephonic meetings), (2) no subsurface environmental sampling shall be permitted absent Doge’s consent (which shall not be unreasonably withheld, conditioned, delayed or denied), and (3) none of Doge, any Subsidiary of Doge n is under any obligation to disclose hereunder any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law (including competition laws) or would result in the waiver of any attorney-client, work product or other applicable privilege; provided, further, that in any such case, the applicable Parties shall cooperate and use commercially reasonable efforts to provide TZUP and its Representatives with such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner that does not violate any such applicable Contract, Law or attorney-client, work product or other applicable privilege. No investigation pursuant to this Section 7.02 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto.

Section 7.03 Intentionally omitted.

Section 7.04 Doge Stockholder Approval. Doge shall (a) obtain and deliver to TZUP, true, correct and complete copies of Doge Stockholder Approvals, (i) in the form of certified voting results from Doge Special Meeting or by a written consent in lieu of a meeting, and (ii) in accordance with the terms of Doge’s Governing Documents, and (b) take all other action necessary or advisable to secure Doge Stockholder Approvals and, if applicable, any additional consents or approvals of its stockholders related thereto. Promptly upon obtainment of Doge Stockholder Approvals, Doge will prepare and deliver to its stockholders who have not consented to the notice required by the NRS. If Doge fails to deliver Doge Stockholder Approval to TZUP within ten (10) Business Days of the filing of the initial TZUP Proxy Statement with the SEC as required under this Section 7.04 (a “Stockholder Approval Failure”), TZUP shall have the right to terminate this Agreement.

Section 7.05 Affiliate Agreements. Except as set forth in Section 7.05 of the Doge Disclosure Letter, prior to the Closing Doge shall terminate, or cause to be terminated, without liability to TZUP, Doge or any of Doge’s Subsidiaries, all Affiliate Agreements, including the Contract(s) set forth on Section 5.12(a)(ix)(A) of Doge Disclosure Letter, and obtain evidence reasonably satisfactory to TZUP that such Affiliate Agreements have been terminated effective prior to the Closing.

Section 7.06 Pre-Closing Actions. Prior to the Closing, Doge shall take and cause its applicable Affiliates to take at their own cost and expense the actions set forth and described in Section 7.06 of the Doge Disclosure Letter (the “Pre-Closing Actions”).

57

ARTICLE VIII.

COVENANTS OF TZUP

Section 8.01 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to TZUP or its Subsidiaries by third parties that may be in TZUP’s or its Subsidiaries’ possession from time to time, and except for any information which is prohibited from being disclosed by applicable Law or on the advice of legal counsel of TZUP would result in the loss of attorney-client privilege or other privilege from disclosure, TZUP shall, and shall cause its Subsidiaries to, afford to Doge, it Affiliates and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, as long as permissible under applicable Law, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of TZUP and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of TZUP and its Subsidiaries that are in the possession of TZUP or its Subsidiaries, in each case as Doge and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that (1) such access or furnishing of information shall be conducted during normal business hours, under the supervision of TZUP’s or its Subsidiaries’ personnel, and in such a manner as to not unreasonably disrupt the normal operations of the TZUP or such Subsidiary and (2) none of the TZUP or such Subsidiary is under any obligation to disclose hereunder any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law (including competition laws) or would result in the waiver of any attorney-client, work product or other applicable privilege; provided, further, that in any such case, the applicable Parties shall cooperate and use commercially reasonable efforts to provide Doge and its Representatives with such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner that does not violate any such applicable Contract, Law or attorney-client, work product or other applicable privilege. No investigation pursuant to this Section 8.02 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto.

Section 8.02 TZUP Nasdaq Listing. TZUP will submit a supplemental listing application with Nasdaq with respect to the Merger Consideration. From the date hereof through the Closing, TZUP shall use reasonable efforts to ensure TZUP remains listed as a public company on, and for shares of TZUP Common Stock to be listed on, Nasdaq.

Section 8.03 TZUP Public Filings. From the date hereof through the Closing, TZUP shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.04 Intentionally omitted.

Section 8.05 TZUP Board of Directors, Committees and Officers.

(a) The officers and directors of TZUP (except Robert Steele in his capacity as a director) shall resign and TZUP shall appoint two new directors designated by Doge.

58

(b) The officers of Doge immediately prior to the Closing shall be the officers of TZUP effective after the Closing, upon their appointment by a newly constituted Board of Directors nominated by Robert Steele.

Section 8.06 Qualification as an Emerging Growth Company. TZUP shall, at all times during the period from the date hereof until the Closing, use commercially reasonable efforts to: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause TZUP to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.07 Stockholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of TZUP, threatened in writing, against TZUP or the TZUP Board by any of TZUP Stockholders prior to the Closing, TZUP shall promptly notify Doge of any such litigation and keep Doge reasonably informed with respect to the status thereof.

Section 8.08 Intentionally omitted.

Section 8.09 Certificate of Designations. Prior to the closing, TZUP shall file the Certificate of Designations with the Secretary of State of the State of Nevada.

ARTICLE IX.

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of Doge and TZUP with respect to the notifications, filings, reaffirmations and applications described in Section 7.03, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, TZUP and Doge shall each, each shall cause their respective Subsidiaries to, and Doge to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental, regulatory and other consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of TZUP, Doge, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, to the extent agreed to in writing by TZUP, Doge shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with Doge or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall TZUP, Merger Sub, Doge, any of its Subsidiaries, be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which Doge, any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

59

Section 9.02 Proxy Statement; Special Meetings.

(a) Preparation of the Proxy Statement and Other SEC Filings.

As promptly as practicable following the execution and delivery of this Agreement, TZUP shall file with the SEC, the proxy statement to be filed with the SEC and sent to the TZUP Stockholders relating to the TZUP Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “TZUP Proxy Statement”). Doge agrees to furnish to TZUP all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the TZUP Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of TZUP to any regulatory authority (including Nasdaq) in connection with the Merger and the other Transactions (the “Offer Documents”). Doge shall deliver to TZUP such additional audited or unaudited (as applicable) consolidated balance sheets and the related unaudited or audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of Doge and its Subsidiaries for any required interim period as may be required by Regulation S-X of the Securities Act (“Additional Financial Statements”) as promptly as practicable after completion of such interim period. All Financial Statements included in the TZUP Proxy Statement and any Additional Financial Statements (i) will fairly present in all material respects the consolidated financial position of Doge and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited or interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The auditor engaged to audit the Financial Statements and any Additional Financial Statements, as applicable, and to review the unaudited financial statements shall be an independent registered public accounting firm with respect to Doge within the meaning of the Exchange Act and the rules and regulations promulgated thereunder adopted by the SEC and the PCAOB. TZUP will cause the TZUP Proxy Statement to be mailed to the TZUP Stockholders in each case promptly after the definitive TZUP Proxy Statement is filed with the SEC and the SEC has no comments or additional comments.

(i) If at any time prior to the Effective Time any information relating to Doge, TZUP or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Doge or TZUP, which is required to be set forth in an amendment or supplement to the TZUP Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the TZUP Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the TZUP Stockholders.

60

(ii) TZUP Special Meeting. TZUP shall, prior to or as promptly as practicable, establish a record date for, give notice of and duly call a meeting of the TZUP Stockholders (the “TZUP Special Meeting”), which meeting shall be held not more than 30 days after the date on which the TZUP Proxy Statement is mailed, for the purpose of soliciting proxies from holders of TZUP Common Stock to vote at the TZUP Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of TZUP Common Stock in connection with the Merger in excess of 19.99% as required by Nasdaq; (3) the amendment and restatement of the Articles of Incorporation of TZUP substantially in the form of Exhibit B attached hereto (the “TZUP Charter”); (4) any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the TZUP Proxy Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (6) adoption and approval of any other proposals as reasonably agreed by TZUP and Doge to be necessary or appropriate in connection with the Transactions; and (7) the adjournment of the TZUP Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “TZUP Stockholder Matters”). TZUP shall include the TZUP Board approval of all Transactions in the Proxy Statement.

Section 9.03 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, TZUP shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). TZUP shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Doge will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Merger), each of the Parties intends that the Merger qualify for the Intended Income Tax Treatment. To the fullest extent permitted by applicable Law, the Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, except (i) as a result of a determination within the meaning of Section 1313(a) of the Code after a challenge to such characterization that is initiated by a taxing authority or (ii) where Doge does not elect to apply the Minimum Share Consideration and such failure results in Doge or TZUP not being able to file its Tax Returns in a manner consistent with the Intended Income Tax Treatment under applicable Law. For the avoidance of doubt, nothing in this Section 9.03(b) shall prevent any Party or its Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Authority with respect to the Intended Income Tax Treatment after using good faith efforts to defend the Intended Income Tax Treatment with respect to Doge or TZUP. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. Each of the Parties agrees to reasonably cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide customary factual support letters.

61

(c) No Party shall knowingly take or cause to be taken any action, which action would reasonably be expected to prevent the Merger from so qualifying for the Intended Income Tax Treatment (provided that, for the avoidance of doubt, nothing in this Section 9.03(c) or any other provision in this Agreement shall constitute a representation or warranty about Doge making or not making, or shall place any limit on Doge’s choice regarding making or not making, the election to apply the Minimum Share Consideration).

(d) Doge, TZUP and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 9.04 Confidentiality; Publicity.

(a) TZUP and Doge acknowledge that the information being provided to one another in connection with this Agreement and the consummation of the transactions contemplated hereby shall be considered confidential information and may not be shared with any third party other than as may be required to be disclosed by any regulatory or judicial body.

(b) Doge and the TZUP shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of TZUP, Doge or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of Doge or TZUP, as applicable (which consent shall not be unreasonably withheld, conditioned, delayed or denied), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws (including Section 13(d) of the Exchange Act) or the rules of any national securities exchange), in which case TZUP or Doge, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided that to the extent not prohibited by Law, Doge, TZUP and their respective counsel shall be given a reasonable opportunity to review and comment on the public announcement or public communication; (ii) subject to this Section 9.04, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, direct and indirect current or prospective limited partners and investors and financing sources, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and (iii) each party may make announcements and communications to Governmental Authorities in connection with filings or Permits relating to the Transactions required to be made under this Agreement; and provided, further, that subject to this Section 9.04, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.04(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.04(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.04(a), communications by Doge with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.04(b); provided, further, that notwithstanding anything to the contrary in this Section 9.04(b), nothing herein shall modify or affect TZUP’s obligations pursuant to Section 10.02.

62

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by Doge and TZUP prior to the execution of this Agreement.

Section 9.05 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.06 Notification of Certain Matters. During the Interim Period, Doge shall give prompt notice to the TZUP, and the TZUP shall give prompt notice to Doge, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be materially adverse to Doge or its subsidiaries, taken as a whole, or the TZUP, (b) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any of the conditions in Article X to fail and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to such Party’s ability to consummate the transactions contemplated hereby; provided, that the delivery of any written notice pursuant to this Section 9.06 shall not limit the rights or remedies available to the Party receiving such written notice.

Section 9.07 Section 9.07 TZUP Exclusivity and Non-Solicitation.

(a) Except as expressly permitted by this Agreement or in writing by Doge, TZUP agrees that, during the Interim Period, it shall not, and it shall instruct and cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 9.07) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 9.07(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 9.07 and subject to compliance with this Section 9.07, prior to obtaining the TZUP Stockholder Approval, TZUP may, directly or indirectly through any of its Representatives, furnish non-public information regarding TZUP to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the TZUP Board determines in good faith, after consultation with TZUP’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither TZUP nor any of its Representatives shall have breached this Section 9.07 in any material respect, (B) TZUP Board concludes in good faith, after consultation with TZUP’s outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the TZUP Board under applicable Law; (C) TZUP receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, or is already party to a confidentiality agreement with such Person that is still in effect and contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material nonpublic information of or with respect to Parent to keep such information confidential; and (D) prior to or substantially contemporaneously with furnishing any such nonpublic information to such Person, TZUP furnishes such nonpublic information to Doge (to the extent such information has not been previously furnished by TZUP to Doge). Without limiting the generality of the foregoing, TZUP acknowledges and agrees that, in the event any Representative of TZUP (whether or not such Representative is purporting to act on behalf of TZUP) takes any action that, if taken by TZUP, would constitute a breach of this Section 9.07, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 9.07 by TZUP for purposes of this Agreement.

63

(b) If TZUP or any Representative of TZUP receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then TZUP shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Doge in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). TZUP shall keep Doge reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) TZUP shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of TZUP provided to such Person.

Section 9.08 Doge Exclusivity and Non-Solicitation.

(a) Except as expressly permitted by this Agreement, Doge agrees that, during the Interim Period, it shall not, and it shall instruct and cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 9.08) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 9.08(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 9.08 and subject to compliance with this Section9.08, prior to obtaining the Doge Stockholder Approval, Doge may, directly or indirectly through any of its Representatives, furnish non-public information regarding Doge to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Doge Board determines in good faith, after consultation with Doge’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Doge nor any of its Representatives shall have breached this Section 9.08 in any material respect, (B) Doge Board concludes in good faith, after consultation with Doge’s outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Doge Board under applicable Law; (C) Doge receives from such Person an executed confidentiality agreement, or is already party to a confidentiality agreement with such Person that is still in effect and contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material nonpublic information of or with respect to Parent to keep such information confidential; and (D) prior to or substantially contemporaneously with furnishing any such nonpublic information to such Person, Doge furnishes such nonpublic information to TZUP (to the extent such information has not been previously furnished by Doge to TZUP). Without limiting the generality of the foregoing, Doge acknowledges and agrees that, in the event any Representative of Doge (whether or not such Representative is purporting to act on behalf of Doge) takes any action that, if taken by Doge, would constitute a breach of this Section 9.08, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 9.08 by Doge for purposes of this Agreement.

64

(b) If Doge or any Representative of Doge receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then Doge shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise TZUP in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Doge shall keep TZUP reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Doge shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of Doge provided to such Person.

ARTICLE X.

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Doge and TZUP:

(a) No Injunctions, Restraints, or Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, or the other transactions contemplated by this Agreement.

(b) TZUP Stockholder Approval. The TZUP Stockholder Approval shall have been duly obtained in accordance under the NRS, the TZUP Organizational Documents and the rules and regulations of Nasdaq.

(c) Doge Stockholder Approval. Doge Stockholder Approval shall have been duly obtained in accordance with the NRS, as applicable, and Doge’s Governing Documents.

(d) Listing Approval. The shares of TZUP Common Stock to be issued in connection with the Merger and the other Transactions shall have been approved for listing on, and the contemplated change of control shall have been approved by Nasdaq.

(e) Third Party Consents. TZUP and Doge shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including Hart Scott Rodino clearance, if required), each of which shall have been obtained without the imposition of any materially adverse term or condition.

65

(f) Due Diligence. The Parties shall have completed their respective due diligence reviews.

(g) Termination Date. The Transactions contemplated by this Agreement shall not have been consummated by the Termination Date.

(h) Transaction Documents. The Parties shall have executed and delivered the Transaction Documents.

(i) Disclosure Letter Updates. Each Party shall deliver update to the Disclosure Letters necessary to make their respective representations and warranties true and correct as of the Closing Date.

Section 10.02 Additional Conditions to Obligations of TZUP Parties. The obligations of the TZUP Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TZUP:

(a) Representations and Warranties of Doge.

(i) The representations and warranties of Doge contained in (A) Section 5.01 (Corporate Organization of Doge), Section 5.03 (Due Authorization), Section 5.07 (Capitalization of Subsidiaries) and Section 5.23 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), and (B) Section 5.06 (Current Capitalization) (collectively with the representations referred to in this paragraph, the “Specified Representations”) shall be true and in all respects in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date in all material respects).

(ii) The representations and warranties of Doge contained in Article V (other than the Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Doge or its Subsidiaries.

(b) Agreements and Covenants. The covenants and agreements of Doge in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, which covenants and agreements include, without limitation, the applicable party’s entry into the Transaction Documents; provided, that for purposes of this Section 10.02(b), a covenant of Doge shall only be deemed to have not been performed if Doge has materially breached such covenant and failed to cure within 10 days after written notice of such breach has been delivered to Doge by the TZUP (or if earlier, the Termination Date). Doge shall not have incurred any additional Indebtedness, nor shall there have been any regulatory claim, inquiry, investigation or similar matter however termed brought against Doge by any Governmental Authority.

66

(c) Officer’s Certificate. Doge shall have delivered to TZUP a certificate signed by an officer of Doge, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(d) have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Doge Material Adverse Effect.

(e) Pre-Closing Actions. The Pre-Closing Actions (solely to the extent specified as a “condition to close” on Section 7.07 of the Doge Disclosure Letter) have been performed.

(f) Doge Financial Statements. Doge shall have delivered to TZUP their unaudited Financial Statements reviewed by a PCAOB auditor by September 15, 2025 for inclusion in the TZUP Proxy Statement.

(g) Asset Purchase and Elimination of Doge Indebtedness. All of the indebtedness of Doge shall have been fully paid off and any liens on Doge’s assets, after the consummation of the Asset Purchase , shall have been terminated.

(h) TZUP Public Filings; Registration Statement Effective and Nasdaq. TZUP shall have timely filed all SEC reports required to be filed; and TZUP shall not have been notified by Nasdaq of its failure to satisfy any listing requirement.

(i) Limitation on the Appraisal Rights of Doge Stockholders. Holders of no more than 10% of Doge Common Stock (on an as converted basis) shall have asserted appraisal rights under the NRS.

(j) TZUP shall have received an opinion of a broker-dealer or other financial advisor acceptable to the TZUP Board that the Merger is fair to the TZUP Stockholders from a financial point of view.

Section 10.03 Additional Conditions to the Obligations of Doge. The obligation of Doge to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Doge:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the TZUP Parties contained in Article VI (other than the representations and warranties of the TZUP Parties contained in Section 6.10 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on the TZUP Parties.

67

(ii) The representations and warranties of the TZUP Parties contained in Section 6.10 (Capitalization) shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date in all material respects).

(b) Agreements and Covenants. The covenants and agreements of the TZUP Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, which covenants and agreements include, without limitation, the applicable party’s entry into the Transaction Documents; provided, that for purposes of this Section 10.03(b), a covenant or agreement of the TZUP Parties shall only be deemed to have not been performed if the TZUP Parties have materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to TZUP (or if earlier, the Termination Date).

(c) Officer’s Certificate. TZUP shall have delivered to Doge a certificate signed by an officer of TZUP, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any TZUP material adverse effect on the business, results of operations, or financial condition of TZUP.

(e) The TZUP Board shall have appointed at least two persons designated by Doge to the TZUP Board, which persons shall constitute a majority of the TZUP Board.

Section 10.04 Frustration of Conditions. None of the TZUP Parties or Doge may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.

68

ARTICLE XI.

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Doge and TZUP;

(b) prior to the Closing, by written notice to Doge from TZUP if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Doge set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Doge Breach”), except that, if such Terminating Doge Breach is curable by Doge through the exercise of its reasonable efforts, then, for a period of up to 10 days (or any shorter period of the time that remains between the date TZUP provides written notice of such violation or breach and the Termination Date) after receipt by Doge of notice from TZUP of such breach, but only as long as Doge continues to use its reasonable efforts to cure such Terminating Doge Breach (the “Doge Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Doge Breach is not cured within Doge Cure Period, (ii) the Closing has not occurred on or before December 31, 2025 (the “Termination Date”); or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if an TZUP Party’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or the issuance of the final, non-appealable Governmental Order;

(c) prior to the Closing, by written notice to TZUP from Doge if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any TZUP Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating TZUP Breach”), except that, if any such Terminating TZUP Breach is curable by such TZUP Party through the exercise of its reasonable efforts, then, for a period of up to 10 days (or any shorter period of the time that remains between the date Doge provides written notice of such violation or breach and the Termination Date) after receipt by TZUP of notice from Doge of such breach, but only as long as TZUP continues to exercise such reasonable efforts to cure such Terminating TZUP Breach (the “TZUP Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating TZUP Breach is not cured within the TZUP Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Doge’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or the issuance of the final, non-appealable Governmental Order;

(d) by written notice from Doge to the TZUP or from the TZUP to Doge, if the TZUP Special Meeting has been held, TZUP Stockholders have duly voted, and the TZUP Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting), or

(e) by written notice from TZUP to Doge in the event of a Stockholder Approval Failure.

69

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination), Section 11.03 (Expenses and Termination Fees) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 11.03 Expenses and Termination Fees.

(a) Except as set forth in this Section 11.03, whether or not the Merger is consummated, (i) all TZUP Transaction Expenses shall be paid by TZUP (or on behalf of TZUP) at or prior to the Closing and (ii) all Doge Transaction Expenses shall be paid by Doge.

(b) If this Agreement is terminated by TZUP for accepting a Superior Offer, then TZUP shall pay to Doge a nonrefundable fee in an amount equal to $2,000,000 (payable in cash or shares of TZUP Common Stock at the election of TZUP) (the “Doge Termination Fee”). If the Doge Termination Fee is paid in shares of TZUP Common Stock, the amount of shares to be issued shall be determined by the 10-day average closing price of the TZUP Common Stock on Nasdaq immediately prior to the termination date.

(c) If this Agreement is terminated by Doge for accepting a Superior Offer, then Doge shall pay to TZUP a nonrefundable fee in an amount equal to $2,000,000 (payable in cash or shares of Doge Common Stock at the election of Doge) (the “TZUP Termination Fee”). If the TZUP Termination Fee is paid in shares of Doge Common Stock, the amount of shares to be issued shall be determined be at the higher of (A) the same price and terms as investors in Doge or USDE purchased securities in an amount of no less than $2 million prior to the termination date or (B) the value per share as determined by a mutually agreed upon nationally recognized independent third-party valuation firm.

(d) Any Doge Termination Fee or TZUP Termination Fee payable in cash due under this Section 11.03 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 11.03 then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

70

(e) The Parties agree that, (i) subject to Section11.02, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Doge following the termination of this Agreement, it being understood that in no event shall TZUP be required to pay the amounts payable pursuant to this Section 11.3 on more than one occasion and (ii) following payment of the Doge Termination Fee (A) TZUP shall have no further liability to Doge in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by TZUP giving rise to such termination, or the failure of the Transactions to be consummated, (B) neither Doge nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against TZUP or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Transactions to be consummated and (C) Doge and its Affiliates shall be precluded from any other remedy against TZUP, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(f) The Parties agree that, (i) subject to Section11.02, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of TZUP following the termination of this Agreement, it being understood that in no event shall Doge be required to pay the amounts payable pursuant to this Section 11.3 on more than one occasion and (ii) following payment of the TZUP Termination Fee (A) Doge shall have no further liability to TZUP in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Doge giving rise to such termination, or the failure of the Transactions to be consummated, (B) neither TZUP nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Doge or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Transactions to be consummated and (C) TZUP and its Affiliates shall be precluded from any other remedy against Doge, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated; provided, however, that nothing in this Section 11.03(f) shall limit the rights of TZUP with respect to claims of Fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

(g) Each of the Parties acknowledges that (i) the agreements contained in this Section 11.03 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 11.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Party in the circumstances in which such amount is payable.

71

ARTICLE XII.

SURVIVAL; INDEMNIFICATION

Section 12.01 Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of Doge and TZUP set forth in this Article XII shall survive the Closing Date for a period of 1 year from the Closing Date; provided, however, that the representations and warranties set forth in Section 5.01 (Corporate Organization of Doge), Section 5.02 (Subsidiaries), Section 5.03 (Due Authorization), Section 5.04 (No Conflict), Section 5.05 (Governmental Authorities; Consent) Section 5.06 (Current Capitalization), Section 5.07 (Capitalization of Subsidiaries), 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.03 (No Conflict), Section 6.05 (Governmental Authorities; Consent) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations; provided, further, any claims with respect to the Tax representations shall survive the Closing for a period of 90 days following the expiration of the applicable statute of limitations period. If, at any time prior to the expiration of the limitation periods contained in this Section 12.01 including any applicable statute of limitations, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a claim for recovery under this Section 12.01), then the claim asserted in such notice shall survive such expiration time until such time as such claim is fully and finally resolved including the expiration of any applicable time to appeal.

Section 12.02 Indemnification.

(a) Indemnification by Doge. Doge agrees to defend, indemnify and hold harmless TZUP and their respective directors, officers, managers, employees and agents (including any current directors who will resign at the Closing) (each, an “TZUP Indemnitee” and collectively, the “TZUP Indemnitees”) from, against and in respect of any and all actions, suits, proceedings, investigations, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation of any of the representations and warranties of Doge (including the representations and warranties of USDE pursuant to Section 5.28 and Section 5.29) , contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements exclusively of Doge contained in this.

(b) Indemnification by TZUP. TZUP agrees to defend, indemnify and hold harmless Doge and its Affiliates and their respective directors, officers, managers, employees and agents from, against and in respect of, the full amount of:

(i) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of TZUP contained in this Agreement; and

(ii) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of TZUP contained in this Agreement.

72

(c) Indemnification Procedure. Any Party seeking indemnification under this Agreement (the “Indemnified Party”) will give prompt written notice to the Party or Parties against whom indemnity is sought (the “Indemnifying Party”) of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(d) Indemnification Procedure as to Third Party Claims.

(i) Promptly after any Indemnified Party obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 12.02 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 12.02(d) after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of Section 12.02(e)(ii), assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party: (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense; (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party.

(ii) If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

73

(iii) As used in this Section 12.02, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(e) Tax-free Indemnification Payments. All sums payable by an Indemnifying Party as indemnification under this Section 12.02 shall be paid free and clear of all deductions or withholdings (including any Taxes or governmental charges of any nature) unless the deduction or withholding is required by Law, in which event or in the event the Indemnified Party shall incur any Liability for Taxes chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such Liability for Taxes been incurred.

Section 12.03 Limitations on Liabilities.

(a) Notwithstanding anything to the contrary contained herein, no Party (including TZUP) shall be obligated to indemnify and hold harmless any other under Section 12.03 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such Party is obligated to provide indemnification exceed $25,000 (the “Basket Amount”) following which (subject to the provisions of this Section 12.03) such Party shall be obligated to indemnify and hold harmless, the other Party for all such Indemnified Losses (not merely the amount by which the Indemnified Losses exceed the Basket Amount); provided, however the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud if determined by a final decision of a court of competent jurisdiction or breaches of the representations and warranties in Sections 5.22 (Absence of Changes).

(b) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 12.03 shall apply to matters relating to fraud if determined by a final decision of a court of competent jurisdiction.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

74

Section 13.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)       If to TZUP or Merger Sub to:

Thumzup Media Corporation
10557-B Jefferson Boulevard

Culver City, CA 90232

Attn: Robert Steele, Chief Executive Officer

Email: Robert@thumzupmedia.com

with a copy (which shall not constitute notice) to:

Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Attention: Michael D. Harris
E- mail: Mharris@nasonyeager.com

(b)       If to Doge, to:

Dogehash Technologies, Inc.
1500 East Las Olas Suite 200
Ft. Lauderdale, FL 33301
Attention: Parker Scott, Chief Executive Officer
E-mail: Parker@dogehashtech.com

with copies (which shall not constitute notice) to:

Law Office of Harvey Kesner, P.C.
305 Broadway
Suite #700
New York, NY 10007
Email: Harvey@hkesnerlaw.com

(c)       If to the Surviving Corporation, to:

Dogehash Technologies, Inc.
1500 East Las Olas Suite 200
Ft. Lauderdale, FL 33301
Attention: Parker Scott, Chief Executive Officer
E-mail: Parker@dogehashtech.com

with copies (which shall not constitute notice) to:

Law Office of Harvey Kesner, P.C.
305 Broadway
Suite #700
New York, NY 10007
Email: Harvey@hkesnerlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining TZUP’s prior written consent pursuant to Section 7.01, an email from an authorized representative of TZUP expressly consenting to the matter or action in question in response to a request for consent pursuant to Section 7.01 shall suffice.

75

Section 13.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of Doge and TZUP. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14.

Section 13.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Nevada, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 13.06 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.07 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.

Section 13.08 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Documents) constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents.

76

Section 13.09 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.09.

Section 13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.11 Exclusive Jurisdiction; Waiver Of Trial By Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in federal and state courts located in New York County, New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 13.12 shall not be required to provide any bond or other security in connection with any such injunction.

77

Section 13.13 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Doge, TZUP or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 13.13 shall limit, amend or waive any rights or obligations of any Party to any Transaction Document for any claim based on, in respect of or by reason of such rights or obligations.

Section 13.14 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; The foregoing does not limit any rights of any Party pursuant to any other Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or an express third party beneficiary thereof. Nothing in this Section 13.14(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.14. Notwithstanding anything herein to the contrary, nothing in this Section 13.14(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Document.

[Signature pages follow.]

78

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

THUMZUP MEDIA CORPORATION

By:	/s/ Robert Steele
Name:	Robert Steele
Title:	Chief Executive Officer

TZUP MERGER SUB, INC.

By:	/s/ Robert Steele
Name:	Robert Steele
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

DOGEHASH TECHNOLOGIES, INC.

By:	/s/ Parker Scott
Name:	Parker Scott
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

List of Consenting Stockholders

Common stock:

Name:	Shares:	Percent of Outstanding:

Series A Preferred:

Name:	Shares:	Percent of Outstanding:

Annex A